UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ENDOCARDIAL SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $.01 per share, of Endocardial Solutions, Inc
	(2)	Aggregate number of securities to which transaction applies:

Approximately 25,284,782 shares of Endocardial Solutions, Inc. Common Stock (consisting of 22,143,300 shares of Common Stock outstanding on September 23, 2004 and approximately 3,141,482 shares of Common Stock issuable upon exercise of in-the-money options).

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$11.75 per share (the price per share negotiated in the transaction)
	(4)	Proposed maximum aggregate value of transaction:

$278,592,860 (equal to the sum of (A) 22,143,300 shares of Common Stock multiplied by $11.75 per share and (B) “in-the-money” options to purchase 3,141,482 shares of Common Stock multiplied by $5.86 per share (which is the difference between $11.75 and $5.89, the weighted average exercise price per share of in-the-money options)).

	(5)	Total fee paid:
$35,298 (calculated by multiplying the proposed maximum aggregate value of the transaction by 0.00012760, in accordance with Section 14(g) of the Exchange Act).
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of Endocardial Solutions, Inc., to be held on January 13, 2005, at 10:00 a.m., at the offices of Dorsey & Whitney LLP, located at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402.

At the special meeting you will be asked to consider and vote upon a proposal to adopt an Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2004, pursuant to which Dragonfly Merger Corp., a newly formed Delaware corporation and a wholly owned subsidiary of St. Jude Medical, Inc., a Minnesota corporation, will be merged with and into Endocardial and Endocardial will become a wholly owned subsidiary of St. Jude Medical. For your reference, a copy of the merger agreement is attached to the enclosed proxy statement as Appendix A. If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Endocardial common stock will be cancelled and converted automatically into the right to receive $11.75 in cash, and each option to purchase common stock of Endocardial outstanding immediately prior to the merger will immediately vest in full and will be converted into the right to receive in cash the difference between $11.75 and the per share exercise price of each such stock option for each share of common stock subject to the option. The cash you receive in the merger in exchange for your shares of Endocardial common stock and any options you hold to purchase Endocardial common stock will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws.

Your board of directors has reviewed and considered the terms and conditions of the merger agreement, has determined that the merger is in the best interests of Endocardial and its stockholders, and has approved the merger agreement and declared it to be advisable. Piper Jaffray & Co. rendered a written opinion to your board of directors dated September 23, 2004, to the effect that, as of that date and based upon and subject to the matters stated in the opinion, the merger consideration of $11.75 in cash per share is fair, from a financial point of view, to Endocardial stockholders. Piper Jaffray’s written opinion is attached as Appendix B to the enclosed proxy statement, and you should read it carefully and in its entirety.

Your board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of Endocardial’s issued and outstanding shares of common stock entitled to vote thereon. Each share of Endocardial common stock is entitled to one vote on all matters to come before the special meeting of Endocardial stockholders. The common stock constitutes the only outstanding class of our capital stock.

Attached to this letter you will find a formal notice of special meeting and a proxy statement. The accompanying proxy statement provides you with detailed information about the special meeting and the proposed merger. If the merger agreement is approved by the requisite number of holders of Endocardial common stock, the closing of the merger will occur soon after the special meeting of Endocardial stockholders and after all of the other conditions to closing the merger are satisfied. Please give this material your careful attention and consideration. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission. Such documents are also available on our website at www.endocardial.com.

Endocardial common stock is traded on the Nasdaq National Market under the symbol “ECSI.”  On December 17, 2004, the closing price per share of Endocardial common stock was $11.60 per share.

Your vote is important regardless of the number of shares of Endocardial common stock you own. A failure to vote will count as a vote against the merger. Accordingly, you are requested promptly to complete, sign and date the enclosed proxy card and return it in the envelope provided, whether or not you plan to attend. You may also vote your shares by using a toll-free number or via the Internet. Your proxy card contains instructions for using these convenient services. A decision to vote by using the toll-free number or via the Internet will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation.

Very truly yours,

James W. Bullock
President and Chief Executive Officer

This Proxy Statement is dated December 20, 2004, and is
first being mailed to stockholders on or about December 20, 2004.

ENDOCARDIAL SOLUTIONS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 13, 2005

TO THE STOCKHOLDERS OF ENDOCARDIAL SOLUTIONS, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Endocardial Solutions, Inc., a Delaware corporation, will be held on January 13, 2005, at 10:00 a.m. at the offices of Dorsey & Whitney LLP, located at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402 for the following purposes:

1.      To consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2004, by and among St. Jude Medical, Inc., a Minnesota corporation, Dragonfly Merger Corp., a newly formed Delaware corporation and wholly owned subsidiary of St. Jude Medical, and Endocardial. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. Pursuant to the terms of the merger agreement, Dragonfly Merger Corp. will merge with and into Endocardial, with Endocardial continuing as the surviving corporation and becoming a wholly owned subsidiary of St. Jude Medical and each share of common stock of Endocardial, other than those shares held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be canceled and converted into the right to receive $11.75 in cash without interest.

2.      To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on December 10, 2004, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders are cordially invited to attend the special meeting in person. However, to assure your representation at the meeting in case you cannot attend, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. You may also vote your shares by using a toll-free number or via the Internet. Your proxy card contains instructions for using these convenient services. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy card.

The Endocardial board of directors has determined that the merger is in the best interests of Endocardial and its stockholders, has unanimously approved the merger agreement and recommends that Endocardial stockholders vote “FOR” the adoption of the merger agreement. The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Endocardial common stock entitled to vote thereon.

Endocardial stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their assets of common stock under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights of Appraisal” in the accompanying proxy statement.

By Order of the Board of Directors

James W. Bullock
Secretary

St. Paul, Minnesota
December 20, 2004

Please do not send your stock certificates at this time. If the merger agreement is approved, you will be sent instructions regarding the surrender of your stock certificates.

SUMMARY TERM SHEET

This summary term sheet does not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement to fully understand the merger. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Proposed Acquisition

•       Stockholder Vote.   You are being asked to vote to adopt a merger agreement whereby Endocardial will be acquired by St. Jude Medical, Inc.

•       Price for Your Stock.   As a result of the merger, you will receive $11.75 in cash for each of your shares of Endocardial common stock.

•       The Acquirer.   St. Jude Medical, Inc. is a Minnesota corporation, with its principal executive office located at One Lillehei Plaza, St. Paul, Minnesota, 55117. The telephone number of the principal executive offices is (651) 483-2000. Shares of St. Jude Medical are listed on the New York Stock Exchange. St. Jude Medical, together with its subsidiaries, develops, manufactures and distributes cardiovascular medical devices for the global cardiac rhythm management, cardiac surgery, cardiology and vascular access therapy markets.

Endocardial Stock Price

Shares of Endocardial are traded on the Nasdaq National Market under the symbol “ECSI.” On September 22, 2004, which was the last trading day before we announced the merger, the average of the high and low asking price per share of Endocardial common stock was $10.45. See “Market Price for Endocardial Common Stock.”

Unanimous Board Recommendation

Endocardial’s board of directors has unanimously approved the merger and unanimously recommends that Endocardial stockholders vote to adopt the merger agreement and approve the merger.

Fairness Opinion

Piper Jaffray & Co. has delivered to Endocardial’s board of directors its opinion, as of September 23, 2004, to the effect that as of that date and based upon and subject to the matters stated in its opinion, the merger consideration of $11.75 in cash per share is fair from a financial point of view to the holders of Endocardial common stock. See “The Merger—Opinion of Endocardial’s Financial Advisors.” Piper Jaffray received a fixed fee of $500,000 in payment for delivering this fairness opinion to Endocardial’s board of directors, which was not contingent upon consummation of the merger. Piper Jaffray also provided financial advisory services to the Endocardial board of directors for which it will be paid a transaction fee, contingent upon consummation of the merger, equal to 1.5% of the total merger consideration.

Endocardial’s Reasons for the Merger

Endocardial’s board of directors consulted with senior management and Endocardial’s financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decisions to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Endocardial’s stockholders vote “FOR” adoption of the merger agreement:

•       The form and amount of the merger consideration;

•       Advice from Endocardial’s financial advisor;

•       Reviewing the prospects of remaining independent;

•       Uncertain availability of alternative transactions;

•      Likelihood of closing; and

•       Employee compensation and benefits.

The information and factors set forth above includes the material factors considered by Endocardial’s board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Endocardial’s board of directors did not find it practicable to, and did not quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weight to different factors. See “The Merger—Endocardial’s Reasons for the Merger.”

The Special Meeting of Stockholders

•       Place, Date and Time.   The special meeting will be held at the offices of Dorsey & Whitney LLP, located at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402 at 10:00 a.m. on January 13, 2005.

•       What Vote is Required for Adoption of the Merger Agreement.   The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Endocardial common stock entitled to vote thereon. The failure to vote has the same effect as a vote against adoption of the merger agreement.

•       Who Can Vote at the Meeting.   You can vote at the special meeting all of the shares of Endocardial common stock you own of record as of December 10, 2004 which is the record date for the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on December 10, 2004, there were 22,147,151 shares of Endocardial common stock outstanding held by approximately 4,600 stockholders.

•       Procedure for Voting.   You can vote your shares by: (1) attending the special meeting and voting in person, (2) mailing the enclosed proxy card, or (3) voting by telephone or by the Internet. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Secretary of Endocardial in writing, or deliver a new proxy, dated after the date of the proxy being revoked, before your common stock has been voted at the special meeting, or you must attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of a proxy submitted prior to the special meeting. See “The Special Meeting of Endocardial Stockholders.”

Shares Held by Directors and Executive Officers

As of September 23, 2004, approximately 7.7% of the outstanding shares of Endocardial common stock were held by directors and executive officers of Endocardial and their affiliates, and no shares of Endocardial common stock were held by St. Jude Medical. Endocardial expects all of these shares to be voted in favor of the proposal to adopt the merger agreement.

Dissenters’ Rights of Appraisal

Delaware law provides you with appraisal rights in connection with the merger. This means that if you are not satisfied with the amount of cash you will receive in the merger, you are entitled to have the value of your shares independently determined and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your appraisal rights, you must deliver a written objection to the merger to Endocardial at or before the special meeting and you must not vote in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal.”

Material United States Federal Income Tax Consequences

The merger will be a taxable transaction to you. In general, for United States federal income tax purposes, your receipt of cash in exchange for your shares of Endocardial common stock generally will cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your tax basis in your shares of Endocardial common stock. You should consult your own tax advisor regarding the specific tax consequences of the merger applicable to you in light of your particular circumstances. See “Material United States Federal Income Tax Considerations.”

When the Merger Will Be Completed

We are working to complete the merger as soon as possible. We anticipate completing the merger on January 13, 2005, following the special meeting, subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described immediately below. See “The Merger Agreement—Effective Time of the Merger.”

Conditions to Completing the Merger

The completion of the merger depends on a number of conditions being satisfied, including the following:

•       adoption of the merger agreement by at least a majority of the outstanding shares of Endocardial common stock;

•       expiration or termination of the Hart-Scott-Rodino waiting period (which expired on December 17, 2004);

•      approval of any other governmental authorities required for the merger; and

•       holders of no more than 10% of the shares of common stock of Endocardial outstanding on December 10, 2004 shall have perfected or retained dissenters’ rights under Section 262 of the Delaware General Corporation Law.

If the law permits, either Endocardial or St. Jude Medical could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. See “The Merger Agreement—Conditions to the Consummation of the Merger.”

Interests of Directors and Officers in the Merger that Differ From Your Interests

Some of Endocardial’s directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in Endocardial. Endocardial’s board of directors knew about these additional interests and considered them when they approved the merger agreement. These interests include the following:

•  Change of Control.   Each of Endocardial’s officers had previously entered into a written agreement with the company that provides severance benefits in the event of “change of control” of Endocardial. The following summarizes the amount and basis for the change-of-control payment expected to be made to each Endocardial officer:

•   James W. Bullock, President, Chief Executive Officer and director—$435,690 (eighteen months of base salary);

•   Graydon Beatty, Chief Technical Officer and director—$164,800 (twelve months of base salary);

•   Frank Callaghan, V.P. of Research & Development—$186,945 (twelve months of base salary);

•   Richard Omilanowicz, V.P. of Operations—$187,460 (twelve months of base salary);

•   J. Robert Paulson, Jr., Chief Financial Officer and V.P. of Marketing—$214,000 (twelve months of base salary); and

•   Patrick Wethington, V.P. of Worldwide Sales—$190,962 (twelve months of base salary).

•  Consulting or Employment Agreements.   As part of the merger negotiations, St. Jude Medical required each officer of Endocardial to enter into a written consulting or employment agreement with St. Jude Medical, effective upon completion of the merger, as a condition of entering into the merger agreement. The term, base compensation or base salary, performance-based bonus target (if any), and other compensation to be received by each Endocardial officer post-closing from St. Jude Medical under the terms of their respective consulting or employment agreements are summarized as follows:

•   James W. Bullock, President, Chief Executive Officer and director—consulting agreement with an initial one-month term, renewable thereafter for additional one-month terms; $25,000 per month;

•   Graydon Beatty, Chief Technical Officer and director—two-year employment agreement; $200,000 annual base salary; bonus target equal to 25% of base salary;

•   Frank Callaghan, V.P. of Research & Development—two-year employment agreement; $200,000 annual base salary; bonus target equal to 25% of base salary, stock options to purchase 10,000 shares of St. Jude Medical common stock;

•   Richard Omilanowicz, V.P. of Operations—one-year employment agreement; $188,000 annual base salary; bonus target equal to 25% of base salary;

•   J. Robert Paulson, Jr., Chief Financial Officer and V.P. of Marketing—one-year employment agreement; $215,000 annual base salary; bonus target equal to 25% of base salary;

•   Patrick Wethington, V.P. of Worldwide Sales—one year employment agreement; $190,962 annual base salary; bonus target equal to 25% of base salary.

•  Stock Options.   The merger agreement provides that each outstanding stock option issued by Endocardial to acquire common stock (including stock options held by officers and nonemployee directors), whether vested or unvested, will be cancelled, and the option holder will be entitled to receive an amount equal to the excess of $11.75 over the exercise price of each stock option grant, multiplied by the number of shares of common stock underlying each stock option grant, less applicable withholding taxes. The option cash-out amounts payable to each officer and director of Endocardial (before deduction of withholding taxes) as a result of the merger are as follows:

•   James W. Bullock, President, Chief Executive Officer, and director—$4,186,700;

•   Graydon Beatty, Chief Technical Officer, and director—$666,050;

•   Frank Callaghan, V.P. of Research & Development—$1,629,100;

•   Richard Omilanowicz, V.P. of Operations—$1,266,925;

•   J. Robert Paulson, Jr., Chief Financial Officer and V.P. of Marketing—$1,392,800;

•   Patrick Wethington, V.P. of Worldwide Sales—$409,407;

•   Dr. Robert Hauser, director—$171,700

•   Richard Nigon, director—$245,100

•   Jean Paul Peltier, director—$245,100

•   Richard Randall, director—$201,100

•   Mark Wagner, director, $119,100

•   Warren Watson, director—$169,800

•   All officers and directors as a group—$10,702,882

•  Indemnification.   Endocardial’s directors and officers will continue to be entitled to indemnification following consummation of the merger pursuant to provisions in the merger agreement.

See “The Merger—Interests of Endocardial’s Directors and Officers in the Merger.”

The Merger

•       Procedure for Receiving Merger Consideration.   St. Jude Medical has appointed Wells Fargo Bank, N.A., as paying agent, to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after we have completed the merger. See “The Merger Agreement—Exchange Procedures.”

•       Terminating the Merger Agreement.   Endocardial and St. Jude Medical can mutually agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of Endocardial have approved it. Also, under certain circumstances either Endocardial or St. Jude Medical can decide, without the consent of the other, to terminate the agreement prior to the closing of the merger, even if the stockholders of Endocardial have approved the merger agreement. See “The Merger Agreement—Termination and the Effects of Termination.”

•       Fees and Expenses.   Generally, whether or not the merger is consummated, Endocardial and St. Jude Medical are each responsible for their respective expenses incurred in connection with the merger. Endocardial is required to pay a termination fee of $4.5 million to St. Jude Medical if Endocardial’s board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation or modifies or changes its recommendation in a manner adverse to the interests of St. Jude Medical, or if Endocardial or its board of directors recommends that the Endocardial stockholders approve any acquisition proposal other than the merger. See “The Merger Agreement—Termination and the Effects of Termination—Fee if the Merger Agreement is Terminated” and “Allocation of Fees and Expenses.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

1.                 Why is Endocardial proposing the merger?

The board of directors of Endocardial believes that the merger will benefit you because the merger offers you an attractive premium over the trading price of Endocardial common stock prior to the announcement of the merger. In addition, the boards of directors of St. Jude Medical and Endocardial believe that combining the two companies’ businesses will result in an enterprise with a stronger global position and will create significant opportunities for growth.

2.                 What will I receive for my Endocardial common stock in the merger?

You will receive $11.75 in cash for each share of Endocardial common stock you own, if you choose not to or do not properly exercise your appraisal rights under Delaware law.

3.                 What vote is required for Endocardial stockholders to adopt the merger agreement?

In order for the merger to be approved, holders of a majority of the outstanding shares of Endocardial common stock entitled to vote thereon must vote “FOR” adoption of the merger agreement. Proxies returned to Endocardial but not marked to indicate your voting preference will be counted as votes “FOR” adoption of the merger agreement.

4.                 What happens if I do not return a proxy card?

If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card will have the same effect as a vote “AGAINST” the merger agreement.

5.                 What do I need to do now?

After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible by telephone or by the Internet, as described in the instructions on the enclosed proxy card, or by filling out, signing, dating and returning the enclosed proxy card or by attending the special meeting of Endocardial stockholders.

6.                 If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the merger agreement.

7.                 Can I change my vote after I have mailed my proxy card?

Yes.   You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Secretary of Endocardial in writing or by submitting a new proxy dated after the date of the proxy being revoked or by submitting a new proxy by telephone or by the Internet. In addition, your proxy will be revoked by you if you attend the special meeting and vote in person. However, simply attending the special meeting without voting will not revoke a proxy you submitted prior to the special meeting. If you have instructed a broker to vote your shares, you must follow the instructions received from that broker to change your vote.

8.                 Do I need to attend the Endocardial special meeting in person?

No.   It is not necessary for you to attend the special meeting to vote your shares if Endocardial has previously received your proxy, although you are welcome to attend.

9.                 When will holders of Endocardial common stock receive the merger consideration?

The merger is expected to be completed promptly following the special meeting of the Endocardial stockholders. However, it is possible that delays could require that the merger be completed at a later time. Following closing of the merger, you will receive instructions on how to receive your cash payment in exchange for each share of Endocardial common stock. You must return your Endocardial stock certificates along with a completed letter of transmittal as described in the instructions, and you will receive your cash payment as soon as practicable after Wells Fargo Bank, the paying agent, receives these documents. If you hold shares through a brokerage account, your broker will handle the surrender of stock certificates to Wells Fargo Bank on your behalf.

10.          Who will own Endocardial after the merger?

After the merger, Endocardial will be a wholly owned subsidiary of St. Jude Medical. Upon completion of the merger stockholders of Endocardial will no longer have any equity or ownership interest in Endocardial, or in St. Jude Medical, by virtue of their current ownership of Endocardial common stock.

11.          Should I send in my Endocardial stock certificates now?

No.   After the merger is completed, Wells Fargo Bank, as paying agent, will send you written instructions for exchanging your Endocardial stock certificates.

12.          Will I owe taxes as a result of the merger?

The cash you receive in the merger in exchange for your shares of Endocardial common stock and any cash you may receive as a result of exercising your dissenter’s rights will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws. In general, for United States federal income tax purposes, you will recognize a gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your shares of Endocardial common stock. We recommend that you read the section titled “Material United States Federal Income Tax Considerations” in this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor regarding the specific tax consequences of the merger applicable to you in light of your particular circumstances.

13.          Will a proxy solicitor be used?

Yes. Endocardial has engaged Morrow & Co., Inc. to assist in the solicitation of proxies for the special meeting.

14.          Who can help answer my questions?

If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact:

Secretary
Endocardial Solutions, Inc.
1350 Energy Lane
Suite 110
St. Paul, MN 55108
(651) 523-6916

You may also contact Morrow & Co., Inc., located at 445 Park Avenue, fifth floor, New York, New York 10022. Banks and brokers should call (212) 754-8000, and shareholders should call 1-800-607-0088 or 1-800-654-2468.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

Forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 are included in this proxy statement. The words or phrases “believes,” “may,” “will,” “expects,” “should,” “continue,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions identify forward-looking statements in this proxy statement and in our future filings with the Securities and Exchange Commission, in our press releases, in our presentations to securities analysts or investors, and in oral statements made by or approved by an executive officer of Endocardial. Forward-looking statements involve risks and uncertainties that may materially and adversely affect our business, results of operation, financial condition or prospects, and may cause our actual results to differ materially from historical results or the results discussed in the forward-looking statements.

You should consider carefully the following cautionary statements as you consider whether to approve the merger agreement and the merger. We intend to take advantage of the “safe harbor” provisions of the PSLRA by providing this discussion. We are not undertaking to address or update each factor in future filings or communications regarding our business or results except to the extent required by law.

In addition to other factors and matters contained in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       financial performance of each of St. Jude Medical and Endocardial through completion of the merger;

•       changes in the capital markets;

•       changes in the product markets in which we do business;

•       failure to receive regulatory clearance to market and sell new products;

•       ability to obtain and maintain patent protection for our products and processes, to preserve our trade secrets, and to operate without infringing the intellectual property rights of others;

•       risks from foreign operations and markets;

•       the timing of, and regulatory and other conditions associated with, the completion of the merger;

•       intensified competitive pressures in the markets in which we compete;

•       the loss of key employees; and

•       general economic conditions.

THE PARTIES TO THE MERGER

Endocardial Solutions, Inc.   Endocardial, a Delaware corporation founded in 1992 and located in St. Paul, Minnesota, designs, develops and manufactures a minimally invasive diagnostic system that maps and diagnoses, within the span of a few heartbeats, potentially fatal abnormal heart rhythms known as arrhythmias. This minimally invasive system also enables three-dimensional non-fluoroscopic navigation and positioning of conventional linear electrophysiology catheters used to diagnose and treat cardiac arrhythmias. When defects in or injuries to the heart tissue interfere with the heart’s normal electrical activity, cardiac arrhythmias develop, disrupting the heart’s normal pumping action.

Endocardial’s EnSite System consists of the EnSite® clinical workstation, the EnSite Array™ catheter (the EnSite clinical workstation together with the EnSite Array catheter is referred to  as the “EnSite Array”), and the EnSite NavX™ surface electrode kit (the EnSite clinical workstation together with the EnSite NavX surface electrode kit is referred to  as “EnSite NavX”) (collectively, the EnSite Array together with EnSite NavX is hereinafter referred to as the “EnSite System”). Historically, electrophysiologists have had difficulty in adequately diagnosing complex cardiac arrhythmias due to the limited capabilities of diagnostic technologies. The EnSite System is a powerful diagnostic and navigation tool that enables electrophysiologists to rapidly and precisely locate the multiple, unpredictable points of origin of complex cardiac arrhythmias, provides electrophysiologists with important information designed to improve the selection of patient treatment options, and enables the 3D non-fluoroscopic navigation and positioning of conventional linear electrophysiology catheters used to diagnose and treat cardiac arrhythmias.

The EnSite Array allows electrophysiologists to map both ventricular and atrial arrhythmias, and applies mathematical algorithms developed by Endocardial to compute more than 3,000 points of electrical activity within a heart chamber, producing a high resolution, real-time, 3D color display of the electrical activity in the heart chamber. The “virtual electrogram” function of the EnSite Array allows electrophysiologists to instantly view the electrical activity at any of the more than 3,000 points, and is also capable of tracking and displaying the location and movements of catheters introduced into the heart chamber.

EnSite NavX is a navigation and localization application designed to enable three-dimensional non-fluoroscopic navigation and positioning of conventional linear mapping or ablation catheters. EnSite NavX allows electrophysiologists to create a high resolution, real-time, 3D color geometry of any heart chamber, and to visualize, display, navigate and track up to 64 electrodes on up to 8 linear catheters in any chamber of the heart. EnSite NavX was developed, in part, using certain three-dimensional intracardiac positioning and navigation technology that Endocardial licensed from Medtronic, Inc. in January of 1998. Pursuant to the terms of this license agreement with Medtronic, Endocardial has the right to use the licensed technology for intracardiac mapping applications in the treatment of arrhythmias, and the term of the license extends until the expiration of the last of the patents on the technology, which patents begin to expire in 2015, unless extended.   Endocardial commercially released EnSite NavX worldwide during the second quarter of 2003. As of June 30, 2004, Endocardial had upgraded approximately 322 EnSite Systems worldwide with EnSite NavX technology.

Endocardial markets the EnSite Array in the European Community for use in the right atrium and left ventricle of the heart. Endocardial markets the EnSite Array in the U.S. for diagnosis of complex arrhythmias in the right atrium of the heart. Endocardial markets the EnSite Array for cardiac mapping in Japan, Korea, Thailand, Malaysia, China and Hong Kong and Taiwan, as well as in various countries in the Middle East. Endocardial markets EnSite NavX for use in all four chambers of the heart in the U.S., Europe and all other geographies in which the EnSite Array is currently sold and distributed.

Endocardial was incorporated in Minnesota in 1992, and was reincorporated in Delaware in 1995. Endocardial’s common stock began trading on The Nasdaq National Market under the symbol “ECSI” on March 19, 1997. Endocardial’s world corporate headquarters are located at 1350 Energy Lane, Suite 110, St. Paul, Minnesota 55108, and its telephone number is (651) 523-6900. The address of Endocardial’s web site is www.endocardial.com.

St. Jude Medical, Inc.   St. Jude Medical, a Minnesota corporation incorporated in 1976, together with its subsidiaries develops, manufactures and distributes cardiovascular medical devices for the global cardiac rhythm management (CRM), cardiac surgery (CS) and cardiology and vascular access (C/VA) therapy areas. St. Jude Medical’s principal products in each of these therapy areas are follows:

CRM

•       bradycardia pacemaker systems (pacemakers),

•       tachycardia implantable cardioverter defibrillator systems (ICDs), and

•       electrophysiology (EP) catheters

CS

•       mechanical and tissue heart valves, and

•       valve repair products

C/VA

•       vascular closure devices,

•       angiography catheters,

•       guidewires, and

•       hemostasis introducers

St. Jude Medical markets and sells its products through both a direct sales force and independent distributors. The principal geographic markets for St. Jude Medical’s products are the United States, Europe and Japan. St. Jude Medical also sells its products in Canada, Latin America, Australia, New Zealand and the Asia-Pacific region.

Dragonfly Merger Corp.   Dragonfly Merger Corp. is a Delaware corporation and a wholly owned subsidiary of St. Jude Medical formed solely for the purpose of engaging in the merger. Pursuant to the terms of the merger agreement, at the effective time of the merger, Dragonfly Merger Corp. will be merged with and into Endocardial, with Endocardial being the surviving corporation.

THE SPECIAL MEETING OF ENDOCARDIAL STOCKHOLDERS

Place, Date, Time and Purpose of the Special Meeting

The special meeting will be held at the offices of Dorsey & Whitney LLP, located at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, on January 13, 2005 at 10:00 a.m. The purpose of the special meeting is to consider and vote on the proposal to adopt the merger agreement.

The Endocardial board of directors has determined that the merger is in the best interests of Endocardial and its stockholders, has unanimously approved the merger agreement and recommends that Endocardial stockholders vote “FOR” the adoption of the merger agreement.

Who Can Vote at the Special Meeting

The holders of record of Endocardial common stock as of the close of business on December 10, 2004, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were 22,147,151 shares of Endocardial common stock outstanding held by approximately 4,600 stockholders. The number of stockholders was determined by adding the number of record holders to the estimated number of proxies to be sent to street name holders.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote. Each share of common stock is entitled to one vote. Failure to vote your proxy by telephone or by the Internet, to return a properly executed proxy card or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Under the rules of the Nasdaq National Market, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against adoption of the merger agreement.

The holders of a majority of the outstanding shares of Endocardial common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

Voting by Proxy

This proxy statement is being sent to you on behalf of the board of directors of Endocardial for the purpose of requesting that you allow your shares of Endocardial common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Endocardial common stock represented at the meeting by proxies voted by telephone or the Internet or by properly executed proxies will be voted in accordance with the instructions indicated on that proxy. If you vote by telephone or by the Internet or you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by Endocardial’s board of directors. The board unanimously recommends a vote “FOR” adoption of the merger agreement.

The persons named in the proxy card will use their own judgment to determine how to vote regarding any matters not described in this proxy statement that are properly presented at the special meeting. Endocardial does not know of any matter to be presented at the meeting other than the proposal to adopt the merger agreement.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Secretary of Endocardial in writing, deliver a proxy dated after the date of the proxy you wish to revoke, submit a new proxy by telephone or by the Internet or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy.

If your Endocardial common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via telephone or the Internet. Please see the instruction form that accompanies this proxy statement.

Endocardial will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Endocardial may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Endocardial will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Endocardial has engaged Morrow & Co., Inc. to assist in the solicitation of proxies for the meeting and will pay Morrow & Co. a fee of approximately $7,500 plus disbursements.

THE MERGER

The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Appendix A, You should read the entire merger agreement carefully.

Background of the Merger

From time to time Endocardial’s management has had discussions about possible strategic alliances and collaborations involving Endocardial and other medical technology companies with an interest in the diagnosis and treatment of cardiac arrhythmias.

In the Fall of 2003, St. Jude Medical contacted Piper Jaffray, Endocardial’s financial advisor, requesting summary financial information on Endocardial and a meeting to discuss a possible transaction between the two companies. With Endocardial’s approval, representatives of Piper Jaffray met with Mr. John Heinmiller, Chief Financial Officer of St. Jude Medical, and discussed the potential structure, timing and financial implications of such a transaction. Following that meeting, St. Jude Medical decided to postpone any further discussions about Endocardial in order to remain focused on an ongoing business restructuring underway within St. Jude Medical.

In early June 2004, St. Jude Medical completed plans to restructure its electrophysiology and interventional cardiology business units to focus on adding medical products and services to treat atrial fibrillation, and requested information from Piper Jaffray about a possible transaction with Endocardial. Piper Jaffray communicated this interest to Endocardial and was instructed by Endocardial to share certain summary financial information on Endocardial with St. Jude Medical. On June 15, 2004, Piper Jaffray presented summary financial information prepared by Endocardial management and discussed the opportunity for a potential acquisition of Endocardial at a meeting with Mr. Heinmiller and certain other St. Jude Medical personnel. Following that meeting, Mr. Heinmiller continued to discuss with Piper Jaffray St. Jude Medical’s strategic interest in the acquisition of Endocardial, and worked with Piper Jaffray during late June and early July 2004 to develop a timeline for the investigation and completion of a potential transaction.

Endocardial and St. Jude Medical entered into a mutual confidentiality agreement on July 12, 2004. On July 14, 2004, three members of Endocardial’s management team (Mr. James Bullock, President and CEO; Mr. J. Robert Paulson, Chief Financial Officer and V.P. Marketing; and, Mr. Frank Callaghan, Vice President of Research and Development), met with a team of senior executives from St. Jude Medical, including Mr. Daniel Starks, Chairman, President and Chief Executive Officer, and Mr. Heinmiller. The purpose of the meeting was to have Endocardial present certain public and non-public information concerning Endocardial and its business to St. Jude Medical and to allow the management of St. Jude Medical and Endocardial to evaluate their respective strategic interest in a potential transaction between St. Jude Medical and Endocardial.

St. Jude Medical retained Banc of America Securities to assist it in evaluating the transaction with Endocardial, and representatives from Banc of America initiated contact with Piper Jaffray on July 19, 2004. On July 27, 2004, Endocardial formally engaged Piper Jaffray as its financial advisor in a potential transaction.

Following St. Jude Medical’s expression of interest, Endocardial and Piper Jaffray discussed the possible interest of third parties other than St. Jude Medical in a business combination with Endocardial. Throughout the month of July and most of the month of August, Piper Jaffray, at the request of the board of directors of Endocardial, undertook to explore the possible interest of those other third parties identified as most likely to have an interest in entering into a transaction with Endocardial. In considering companies most likely to have an interest in acquiring Endocardial, Mr. Bullock and Mr. Paulson, and the

Endocardial board of directors, evaluated, and discussed with Piper Jaffray, the product portfolios, business strategies, and past and current business performance of those companies currently selling diagnostic and therapeutic products in the electrophysiology market. This evaluation included assessments of the anticipated strategic importance that the addition of Endocardial’s advanced mapping and navigation products and technologies might represent to the respective product portfolios of each of these businesses, as well as the financial ability of each company to complete a comparable or superior acquisition transaction to the one being proposed by St. Jude Medical. Piper Jaffray initiated contact with three companies identified as most likely to have an interest in entering into a transaction with Endocardial, which companies are referred to in this proxy statement as “Company A,” “Company B,” and “Company C.”  Piper Jaffray made each of these companies aware of the increased strategic interest in a potential acquisition of Endocardial (without revealing the preliminary discussions with St. Jude Medical), and encouraged these parties to communicate to Piper Jaffray their potential interest in such a transaction.

On August 12 and 13, 2004, the board of directors of St. Jude Medical met to discuss whether to proceed with negotiations with Endocardial. At these meetings, Banc of America presented its valuation analysis of Endocardial. Following this meeting, on August 16, 2004, St. Jude Medical submitted to Endocardial’s board of directors a non-binding indication of interest in an acquisition of Endocardial at a value between $11.00 and $11.50 per share of Endocardial common stock, and to enter into exclusive negotiations with Endocardial for a period lasting until September 20, 2004. Meanwhile, during this mid-to-late August 2004 period, Piper Jaffray continued to explore the interest of third parties in entering into a transaction with Endocardial. During this time period, Company A responded to Piper Jaffray that it did not have an interest in acquiring Endocardial.

On August 23, 2004, Mr. Bullock met with Mr. Starks to discuss the St. Jude Medical indication of interest in preparation for a meeting of the Endocardial board of directors scheduled for later that same day. The discussion between Mr. Bullock and Mr. Starks focused on clarifying certain terms of St. Jude Medical’s non-binding indication of interest, including price, and to ensure Mr. Bullock had all of the information necessary for him to present St. Jude Medical’s best offer to the Endocardial board of directors. As part of this discussion, Mr. Bullock informed Mr. Starks that Endocardial’s board of directors was reluctant to authorize the execution of a letter of intent with St. Jude Medical that provided for a period of exclusive due diligence and negotiations with the uncertainty represented by St. Jude Medical’s non-binding indication of interest at a value range of $11.00 to $11.50 per share. Mr. Bullock further informed Mr. Starks that it was the opinion of Endocardial’s executive management and its board of directors that, in order for Endocardial to agree to execute a letter of intent and enter into a period of exclusive negotiations, St. Jude Medical would need to (1) increase the price of its proposal, (2) agree to a firm price per share, subject to St. Jude Medical satisfactorily completing the necessary due diligence review of Endocardial, and (3) agree to complete due diligence and execute a definitive agreement prior to the end of Endocardial’s third quarter of 2004 (September 30th). During the discussion, Mr. Starks agreed to modify St. Jude Medical’s proposal from a range of $11.00 to $11.50 per share to $11.75 per share, with the same exclusivity period until September 20, 2004, and with an agreement to endeavor to complete the negotiation of a definitive agreement earlier, if possible. Mr. Starks further agreed that Endocardial would be allowed to entertain any bona fide superior proposals from third parties for the acquisition of Endocardial during exclusivity period. St. Jude Medical sent Endocardial a revised letter of intent on August 23, 2004 reflecting revised stock price and exclusivity period terms, and included an additional provision restricting Endocardial’s ability to continue to solicit the interest of other parties while permitting Endocardial to respond to bona fide higher offers from third parties.

On August 23, 2004, the board of directors of Endocardial met with Mr. Bullock and Mr. Paulson and representatives from Piper Jaffray and Dorsey & Whitney LLP, Endocardial’s outside legal counsel. Representatives from Piper Jaffray presented its valuation overview of Endocardial and described the status of negotiations with St. Jude Medical. A representative from Dorsey & Whitney described the board’s legal fiduciary duties with respect to the proposed transaction with St. Jude Medical and consideration of any third party proposals. The Endocardial board of directors resolved to instruct Piper Jaffray to conclude its exploration of third-party market interest in Endocardial without allowing the St. Jude Medical proposal to lapse, to execute the revised letter of intent proposed by St. Jude Medical and to proceed with the due diligence investigation of a potential transaction with St. Jude Medical.

On August 23 and August 24, 2004, Piper Jaffray contacted Company B and Company C to inform them that Endocardial would soon be under exclusivity with a party who had formally expressed interest in an acquisition of Endocardial. Piper again requested that these two parties make their interest in Endocardial known. Company B responded that it had no interest in an acquisition of Endocardial. Company C did not respond and did not express any interest in an acquisition.

Endocardial executed the revised letter of intent on August 24, 2004, thereby agreeing to refrain from entering into discussions with any other party until September 20, 2004, unless a bona fide superior proposal were received.

On August 25, 2004, representatives from Endocardial and St. Jude Medical gathered for a meeting with relevant key personnel to launch the due diligence process. Mr. Bullock, Mr. Paulson and Mr. Callaghan represented Endocardial at the meeting. Representatives from St. Jude Medical included Mr. Starks, Mr. Heinmiller and other senior members of St. Jude’s executive team, corporate staff, new atrial fibrillation business unit and domestic and international sales organizations. From August 25, 2004 until September 23, 2004, St. Jude Medical and its legal and financial representatives conducted a due diligence investigation of Endocardial using a data room provided by Endocardial and by asking questions of Endocardial management and its legal and financial representatives.

The board of directors of Endocardial met on September 16, 2004 to discuss final resolutions approving the merger agreement and authorizing the merger, and to review an updated valuation analysis of Endocardial delivered by Piper Jaffray. The board of directors of St. Jude Medical met on Friday, September 17, 2004, to discuss the merger agreement and the proposed merger. From September 16 to September 22, 2004, members of the executive teams from Endocardial and St. Jude Medical discussed and resolved remaining open issues in the merger agreement while their respective representatives worked to conclude the due diligence process. During the period September 16 to September 23, 2004, Endocardial’s officers, together with their legal representatives, negotiated the terms and conditions of the consulting or employment agreements that St. Jude Medical required of each Endocardial officer as a condition of St. Jude Medical executing the merger agreement. St. Jude Medical required Endocardial’s officers to execute these consulting and employment agreements in order to ensure management continuity following consummation of the merger. The key provisions negotiated as part of these consulting or employment agreements included, for each Endocardial officer, the term of the agreement, a description of position or responsibilities, the base salary or other compensation, the basis of the incentive bonus, if any, that each individual would be entitled to receive, and stock option grants (if any). As part of these negotiations, St. Jude Medical affirmed its decision to pay to each Endocardial officer, upon consummation of the merger, the benefits set forth in each officer’s current Change of Control Agreement. The various change-of-control agreements between Endocardial and its executive officers were in effect prior to initiation of the merger discussions in June of 2004, with the exception of the agreement for Mr. Wethington. Endocardial and Mr. Wethington executed his Change of Control Agreement on September 7, 2004 based on Endocardial’s prior contractual commitment to Mr. Wethington. Endocardial and Mr. Wethington had inadvertently failed to execute Mr. Wethington’s Change of Control Agreement on January 28, 2003, as part of Endocardial’s written offer, and Mr. Wethington’s acceptance, of the position as Endocardial’s V.P. Sales, North America.

On September 23, 2004, Endocardial’s board of directors met telephonically to unanimously approve the merger agreement and authorize the merger and related transactions. Piper Jaffray delivered its opinion as to the fairness of the merger consideration to the Endocardial board of directors at this September 23, 2004 telephonic meeting. The board of directors of St. Jude Medical approved the merger agreement and authorized the merger by unanimous written consent on September 23, 2004.

On September 23, 2004, the parties executed the merger agreement, which was amended and restated on September 29, 2004 to correct a scrivener’s error.

Endocardial’s Reasons for the Merger

Endocardial’s board of directors discussed the proposed merger with Endocardial’s senior management and Endocardial’s financial and legal advisors, and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Endocardial’s stockholders vote “FOR” adoption of the merger agreement.

•       Background.   The commercial introduction of EnSite NavX in April 2003 expanded clinical applications of the EnSite System into several types of cardiac arrhythmia ablation procedures for which the EnSite system had not previously been extensively used, the most significant of which was atrial fibrillation ablation. The revenue and unit growth of EnSite NavX during 2004 has been driven, in large part, by the increasing clinical demand for the use of advanced mapping and navigation technology in connection with performing ablation procedures for the treatment of atrial fibrillation, the fastest growing segment of the cardiac arrhythmia ablation market.

The Endocardial board of directors understood and discussed the fact that the number of atrial fibrillation ablation procedures is expected to continue to increase, and that advanced cardiac mapping and navigation technology is expected to be an important factor in facilitating the increased number of ablation procedures. The board further recognized that Endocardial’s technologies in the areas of mapping and navigation were most valuable in the context of an integrated portfolio of products addressing not only mapping and navigation, but also diagnostic and therapeutic electrophysiology catheters used in ablation procedures. Of the companies with a significant focus in cardiac arrhythmias, two of the three market leaders already had such integrated product portfolios. The third, St. Jude Medical, had begun to develop a limited commercial relationship with Endocardial to jointly sell products in an integrated fashion in certain markets as a way of addressing the competitive threat from the integrated participants.

Endocardial’s board of directors is very knowledgeable and experienced in the various operating, clinical, competitive and market factors that Endocardial has encountered since it first began to generate revenue from the sale of EnSite systems in late 1998. Endocardial has experienced annual operating losses since its incorporation in 1993. The growth in Endocardial’s revenue and earnings during 2004 has been driven, in large part, by EnSite NavX, thus enabling Endocardial to achieve meaningful profitability for the first time in its history during the second quarter of 2004.

The Endocardial board of directors discussed at length, and carefully considered with Endocardial management and with Endocardial’s financial advisor, the strategic, financial and operating risks and benefits to Endocardial of continuing to grow the EnSite business as a “stand-alone company”, as further described below, as compared to the value that the Endocardial business might have to other medical device companies with a strategic commitment to grow their cardiac arrhythmia ablation business. The board of directors further understood that the value of Endocardial’s mapping and navigation technologies was greatest to a participant, such as St. Jude Medical, which did not have mapping and navigation capabilities. The board of directors noted that the universe of strategic parties with the financial ability to complete an acquisition of Endocardial and which did not have existing mapping and navigation technologies was small.

In July of 2004, St. Jude Medical announced its commitment to become a leader in the treatment of atrial fibrillation with a strategy designed to offer its electrophysiology and cardiac surgery customers a variety of diagnostic and therapeutic products and technologies from which to choose. The Endocardial board considered this announcement in light of the preliminary commercial and strategic discussions that had taken place between management representatives from Endocardial and St. Jude Medical. As part of its deliberations, the board considered several factors, including the fact that St. Jude Medical clearly valued and was interested in adding Endocardial’s EnSite advanced mapping and navigation technology to their cardiac arrhythmia ablation product portfolio, that Endocardial would likely face continuing operating and competitive challenges in the market as a stand-alone company, and that no other parties had indicated, whether formally or informally, a desire to consider an acquisition of Endocardial.

•       Merger Consideration.   As part of the analysis and presentations by Piper Jaffray & Co., Endocardial’s financial advisor referred to in “Opinion of Endocardial’s Financial Advisor” below, Endocardial’s board of directors considered the proposed merger in the context of a variety of enterprise valuation factors. The board of directors reviewed Endocardial’s 2003 and 2004 year-to-date financial results, financial estimates for the remainder of 2004, and Endocardial management’s preliminary financial projections and underlying assumptions for 2005.

The Endocardial board of directors reviewed the financial analysis conducted by its financial advisor, which addressed the value offered by St. Jude Medical when compared to other medical technology transactions, the value of other publicly traded medical technology companies and the intrinsic value of Endocardial on a stand-alone basis, among other factors. The board of directors also considered the results of the market check conducted by Piper Jaffray, as discussed on the “Background of the Merger.”

At no point during the negotiation process between executive officers of Endocardial and St. Jude Medical did St. Jude Medical offer to structure the transaction as anything other than a cash-out merger. During discussions between executive officers of Endocardial and St. Jude Medical, it was clearly stated that for a variety of financial considerations, St. Jude Medical had considered and rejected structuring the transaction as a stock-for-stock merger at a price of $11.75 per share.

•       Advice from Endocardial’s Financial Advisor.   Endocardial’s board of directors considered the detailed presentations made by Piper Jaffray & Co., Endocardial’s financial advisor, with respect to the proposed consideration offered to the holders of Endocardial common stock in the merger, which are discussed further below under “Opinion of Endocardial’s Financial Advisor,” and Piper Jaffray’s oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its opinion, the merger consideration to be received by the holders of Endocardial common stock was fair, from a financial point of view, to the holders of Endocardial common stock. The full text of this opinion is attached to this proxy statement as Appendix C.

•       Strategic, Financial and Operating Risks of Growing as a “Stand-Alone” Company.    Endocardial’s board of directors considered Endocardial’s current and anticipated financial condition, results of operations, and business and earnings prospects, if it were to remain independent in light of a multiplicity of relevant factors. The following were key strategic, financial and operating risks evaluated by Endocardial’s board of directors as part of assessing the proposed merger with St. Jude Medical:

•        The electrophysiology market is currently experiencing, and likely will continue to experience, consolidation among those companies that develop, manufacture, sell and distribute diagnostic and therapeutic catheters used to treat cardiac arrhythmias with ablation therapy. This consolidation in the electrophysiology market may result in fewer companies in the future who might be able to participate in a potential business combination transaction with Endocardial.

•        Endocardial experienced its first quarter of meaningful profitability in the second quarter of 2004 after nearly twelve consecutive years of operating losses. While Endocardial has achieved six quarters of record revenue growth since introducing EnSite NavX in the second quarter of 2003, between 27% and 39% of Endocardial’s quarterly revenue over the six quarters was generated from the sale of EnSite Systems, with the remainder generated from the sale of EnSite disposable products and the recognition of deferred revenue from the sale of extended warranties and upgrades to the current installed base of EnSite Systems. Endocardial’s ability to continue to increase revenue and generate profits in the future depends, in part, upon new medical center customers continuing to purchase their first EnSite System, and current customers purchasing additional EnSite Systems, and to do so without the ability to offer a broader product line of electrophysiology products discussed below.

•        Two of Endocardial’s current competitors in the advanced cardiac mapping and navigation market segment have the ability to offer potential customers their respective mapping and navigation systems as part of a broad portfolio of electrophysiology products, including conventional diagnostic and therapeutic catheters, and radiofrequency power generators used to deliver ablation therapy. Endocardial presently does not have a portfolio of comparable electrophysiology products to offer its customers in conjunction with a purchase of its EnSite System, and must rely upon customers’ willingness to continue to purchase EnSite Systems on a “stand-alone” basis.

•        In the event the marketplace requires Endocardial to offer a broader line of electrophysiology products, Endocardial would be required to either (1) develop these electrophysiology products on its own, and incur the associated research and development, clinical trial, regulatory, market development and distribution costs, or (2) acquire or license these types of electrophysiology products from a third party, which would require Endocardial to raise additional capital, borrow money, or both. In either event, Endocardial’s profitability would likely decline for a period of time as a result of the incremental operating or finance expenses that would be incurred.

•        In addition to continuing to grow its revenue and expand its overall business, Endocardial’s ability to generate quarterly operating profits in the future also depends, in part, upon the cost of clinical trials and regulatory approvals that may be required for future products. Endocardial may be required to raise additional capital to fund future business and product expansion, and the operating costs of this expansion may negatively impact Endocardial’s future earnings.

•        Certain of Endocardial’s competitors, as well as certain other large companies with expertise and market share in medical imaging technologies, with resources (people and capital) that exceed those of Endocardial, may in the future introduce products or technologies that will compete with the current clinical applications of the EnSite System. In the event Endocardial does not have the resources to successfully develop and introduce new competitive products and technologies in the future, Endocardial’s ability to generate revenue and operating profits from the sale of EnSite Systems may be impaired.

•       Potential Benefits of Continuing as a “Stand-Alone” Company.   As part of its deliberation of whether to recommend approval of the merger agreement, Endocardial’s board of directors also considered potential factors that, on the other hand, could increase the value of Endocardial’s capital stock in the future if Endocardial were to continue to operate as an independent company. In evaluating the potential benefits of remaining independent, the board considered the effect on potential stockholder value if (1) Endocardial were able to generate increased revenue as a result of the continuing superiority of the EnSite technology, and the willingness of customers to purchase EnSite Systems on a stand-alone basis without giving consideration to the broader portfolio of electrophysiology products offered by competitive companies; (2) the number of ablation procedures in which the EnSite System is used continues to grow, thereby increasing the demand for, and revenue from the sale of, EnSite Systems and the associated EnSite disposable products; (3) Endocardial is able to continue to successfully leverage its infrastructure and operating costs such that the growth in revenue results in a corresponding or faster growth in Endocardial’s operating profits; and (4) neither current or future competitors in the electrophysiology market, nor companies competing in the medical imaging market, are able to develop cardiac mapping and navigation products or technologies that are able to successfully compete with the EnSite System, thus allowing Endocardial to both increase its share of the installed base of cardiac mapping and navigation systems, as well as increase the number of cardiac electrophysiology procedures in which an EnSite advanced mapping and navigation system is utilized.

The Endocardial board weighed these factors and the potential benefits that could result from remaining an independent company against the various strategic, financial and operating risks summarized in the section entitled “Strategic, Financial and Operating Risks of Growing as a “Stand-Alone” Company” above as part of its decision to recommend approval of the merger.

•       Uncertain Availability of Alternative Transactions.   Endocardial’s board of directors considered that, while Endocardial had in the past been contacted from time-to-time by various third parties expressing an interest in a possible transaction with Endocardial, there was uncertainty whether an alternative transaction would be available in the future on terms more favorable to Endocardial’s stockholders than the St. Jude Medical proposal, and discussions with the other potential strategic partners had either not proceeded beyond the exploratory stage or failed to result in a transaction that was as favorable to Endocardial’s stockholders as the transaction proposed by St. Jude Medical.

•       Certain Terms of the Merger Agreement Relating to Alternative Transactions.   The Endocardial board of directors considered the terms of the merger agreement, including the provisions relating to termination of the merger agreement in the event the Endocardial board of directors received a bona-fide superior third-party proposal.

•       Likelihood of Closing.   The board of directors considered the limited nature of the closing conditions included in the merger agreement, including regulatory consents and the likelihood that the merger would be approved by the requisite regulatory authorities and that the merger agreement would be approved by a majority of the Endocardial’s stockholders.

•       Employee Compensation and Benefits.   The board of directors considered the provisions of the merger agreement and other employment arrangements that protect the benefits, compensation, employment, severance and termination agreements or other arrangements afforded to Endocardial employees, as well as the fact that the unvested portion of stock options granted to Endocardial employees would accelerate and vest upon a change of control. The board of directors recognized that such provisions do not directly impact the consideration to be received by Endocardial’s unaffiliated shareholders in the proposed transaction. However, as part of the negotiations, St. Jude Medical stated its objective of retaining as many Endocardial employees as possible following consummation of the merger in order to ensure continuity in the current and future prospects of Endocardial’s business. St. Jude Medical does not have significant expertise or experience in the area of advanced cardiac mapping and navigation, and the expertise and experience of Endocardial’s employees are valued by St. Jude Medical as an important factor in enabling them to achieve their strategic and operating objectives of this acquisition.

The Endocardial board also considered the matters described under “Interests of Certain Persons in the Merger-Employment Agreements,” and the fact that St. Jude Medical had required certain key employees of Endocardial to enter into employment agreements with St. Jude Medical as a condition to St. Jude Medical’s willingness to enter into the merger agreement.

•       Taxability; No Participation in Future Growth.   The board of directors considered the fact that the merger will be a taxable transaction to Endocardial’s stockholders. The Endocardial board also considered the fact that because Endocardial stockholders are receiving cash for their Endocardial stock, they will not participate as stockholders in the future growth of either Endocardial or St. Jude Medical unless they currently have, or acquire in the future, shares of St. Jude Medical stock independent of this merger transaction.

The foregoing is a discussion of the material information and factors considered by Endocardial’s board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Endocardial’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of this information or any of these factors, and individual directors may have given different weights to different information and factors.

Recommendation of Endocardial’s Board of Directors

After careful consideration, Endocardial’s board of directors has unanimously determined that the merger agreement is advisable and in the best interests of Endocardial and its stockholders, has unanimously determined that the merger is fair to, and in the best interests of, the stockholders of Endocardial, has unanimously approved the merger agreement, and unanimously recommends that Endocardial stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Endocardial’s Financial Advisor

Endocardial retained Piper Jaffray & Co. to act as its financial advisor, and, if requested, to render to Endocardial’s board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by Endocardial stockholders in the transaction.

Piper Jaffray delivered to the board of directors of Endocardial on September 23, 2004 its opinion, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the consideration proposed to be paid for shares of Endocardial common stock in the proposed merger was fair, from a financial point of view, to those stockholders. A copy of Piper Jaffray’s written opinion is attached to this document as Appendix B and is incorporated into this document by reference.

While Piper Jaffray rendered its opinion and provided certain analyses to the Endocardial board of directors, Piper Jaffray was not requested to, and did not make, any recommendation to the board of directors as to the specific form or amount of the consideration to be received by Endocardial stockholders in the proposed merger, which was determined through negotiations between Endocardial and St. Jude Medical. Piper Jaffray’s written opinion, which was directed to the Endocardial board of directors, addresses only the fairness, from a financial point of view, of the proposed consideration to be received by Endocardial stockholders in the proposed merger, does not address Endocardial’s underlying business decision to proceed with, or effect, the merger or structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which Endocardial might engage and does not constitute a recommendation to any Endocardial shareholder as to how to vote in the merger.

In arriving at its opinion, Piper Jaffray’s review included:

•       a draft of the merger agreement dated September 15, 2004;

•       certain financial and other data with respect to Endocardial publicly available or made available to Piper Jaffray from internal records of Endocardial;

•       certain internal financial projections for Endocardial on a stand-alone basis prepared for financial planning purposes and furnished to Piper Jaffray by the management of Endocardial;

•       certain reported prices and trading activity of Endocardial common stock and similar information for certain other companies deemed by Piper Jaffray to be comparable to Endocardial;

•       a comparison of the financial performance of Endocardial with that of certain other publicly traded companies deemed by Piper Jaffray to be comparable to Endocardial; and

•       the financial terms, to the extent publicly available, of certain comparable merger transactions.

In addition, Piper Jaffray performed a discounted cash flows analysis for Endocardial on a stand-alone basis. Piper Jaffray conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary and appropriate in arriving at its opinion. Piper Jaffray also visited the headquarters of Endocardial and discussed with members of Endocardial’s senior management , members of Endocardial’s board of directors, and representatives of St. Jude Medical the business and prospects of Endocardial and St. Jude Medical on a stand-alone basis and on a combined basis following the merger.

The following is a summary of the material analyses and other information that Piper Jaffray prepared and relied on in delivering its opinion to the board of directors of Endocardial:

Consideration

Giving effect to the $11.75 per share cash consideration, the outstanding Endocardial common shares and outstanding options to purchase Endocardial common shares, Piper Jaffray calculated the aggregate equity value of Endocardial in the merger to be approximately $278.7 million and the aggregate enterprise value (equity value plus debt less cash) of Endocardial to be approximately $270.3 million.

Market Analysis

Piper Jaffray reviewed general background information concerning Endocardial, including analysts’ research estimates of the financial performance of Endocardial, and the daily stock price and volume of Endocardial common stock over the past three years. Piper Jaffray also reviewed the trading history of Endocardial common stock at the dates or for the periods indicated below:

Closing price on September 22, 2004	$9.89
90-day trading average	9.36
60-day trading average	9.15
30-trading day average	9.14
52 week high close	12.09
52 week low close	4.57
Price on August 25, 2004	8.11
Price on September 15, 2004	10.46

Comparable Company Analysis

Because Endocardial exhibits characteristics of each of these segments of the medical technology industry, Piper Jaffray reviewed and compared selected actual and estimated publicly available financial, operating and stock market information of Endocardial and selected publicly traded companies in two segments of the medical technology industry with the following characteristics (without duplication):

•  Selected high growth companies deemed comparable to Endocardial by Piper Jaffray.  This group included Closure Medical Corporation, Digene Corporation, I-Flow Corporation, Life Cell Corporation, Nuvasive, Inc. and Tripath Imaging, Inc. Other criteria for this group included latest 12 months revenue of $20 million to $100 million, estimated 2005 revenue growth greater than 20% and latest 12 months gross margin greater than 60%.

•  Selected medical technology capital equipment companies deemed comparable to Endocardial by Piper Jaffray.  This group included Aspect Medical Systems, Inc., Biolase Technology, Inc., CardioDynamics International Corporation, Cutera, Inc., LaserScope, Palomar Medical Technologies, Inc., Possis Medical, Inc., Urologix, Inc. and Vital Images, Inc. Other criteria for this group included latest 12 month revenue of $20 million to $100 million.

Piper Jaffray compared, on the one hand, valuation multiples for Endocardial derived from the aggregate enterprise and equity values based on the market price and the merger price and historical and projected revenue and net earnings data for Endocardial to, on the other hand, valuation multiples for the selected comparable companies derived from their market valuation and historical and projected revenue and net earnings data.

This analysis produced valuation multiples as follows:

	Endocardial		High Growth Comparable Companies
	Current(1)	Merger(2)	Min.	Mean	Median	Max.
Enterprise value to estimated calendar year 2004 revenues:(3)	4.8x	5.8x	4.2x	4.9x	4.8x	5.9x
Enterprise value to estimated calendar year 2005 revenues:(3)	3.4x	4.1x	3.1x	3.6x	3.5x	4.7x
Equity value to estimated calendar year 2004 earnings:(3)	91.0x	108.1x	31.4x	58.4x	67.3x	76.4x
Equity value to estimated calendar year 2005 earnings:
—Management estimates(3)	18.5x	22.0x	23.9x	38.4x	41.3x	46.8x
—Street estimates(4)	27.1x	32.2x	23.9x	38.4x	41.3x	46.8x

(1)          Based on closing market price of $9.89 of Endocardial common stock on September 22, 2004.

(2)          Based on the merger consideration of $11.75 per share.

(3)          Endocardial calendar years 2004 and 2005 revenues and earnings are based on Endocardial management estimates.

(4)          Based on published Piper Jaffray research analyst estimates.

	Endocardial		Capital Equipment Comparable Companies
	Current(1)	Merger(2)	Min.	Mean	Median	Max.
Enterprise value to estimated calendar year 2004 revenues:(3)	4.8x	5.8x	2.1x	4.4x	4.0x	7.5x
Enterprise value to estimated calendar year 2005 revenues:(3)	3.4x	4.1x	1.8x	3.5x	3.1x	6.0x
Equity value to estimated calendar year 2004 earnings:(3)	91.0x	108.1x	24.7x	45.7x	47.3x	63.2x
Equity value to estimated calendar year 2005 earnings:
—Management estimates(3)	18.5x	22.0x	18.9x	30.4x	29.1x	45.1x
—Street estimates(4)	27.1x	32.2x	18.9x	30.4x	29.1x	45.1x

(1)          Based on closing market price of $9.89 of Endocardial common stock on September 22, 2004.

(2)          Based on the merger consideration of $11.75 per share.

(3)          Endocardial calendar years 2004 and 2005 revenues and earnings are based on Endocardial management estimates.

(4)          Based on published Piper Jaffray research analyst estimates.

Piper Jaffray observed that the multiples implied based on the merger consideration were within the range or in excess of the multiples derived for the comparable companies, except the multiple implied based on the merger consideration and management’s estimate of 2005 earnings when compared to the corresponding high growth comparable company multiples.

Comparable Transaction Analysis

Piper Jaffray reviewed transactions involving target companies that it deemed comparable to Endocardial. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and press reports, databases and other sources and by applying the following criteria:

•       transactions involving target companies that were focused on medical technology

•       transactions that were announced or completed since January 1, 1998

•       transactions in which the acquiring company purchased a controlling interest in the target.

•  companies with latest 12 month revenue of $20 million to $100 million and estimated forward revenue growth greater than 15% but less than 100%

This group included acquisitions of Horizon Medical Products by RITA Medical Systems, Interpore International by Biomet, Novacept by Cytyc, Invivo Corp. by Intermagnetics General Corp., I-Stat by Abbott Laboratories, Oratec Interventions by Smith & Nephew, Cardiac Pathways by Boston Scientific, Heartport by Johnson & Johnson, IntraTherapeutics by Sulzer Medica, Biomatrix by Genzyme Biosurgery, Innerdyne by Tyco International, Endosonics by Jomed and CardioThoracic Systems by Guidant.

Piper Jaffray compared, on the one hand, valuation multiples for Endocardial derived from the aggregate enterprise value based on the current market price and the merger price and historical and projected revenue data for Endocardial to, on the other hand, valuation multiples for the selected comparable transactions derived from the aggregate enterprise value implied in the comparable transaction and historical and projected revenue data for the acquired company.

	Endocardial		Comparable Transactions
	Current(1)	Merger(2)	Min.	Mean	Median	Max.
Enterprise value to estimated FTM revenue:(3)(4)	4.1x	4.9x	2.0x	4.7x	4.6x	8.3x
Enterprise value to LTM revenue:(5)	5.2x	6.3x	2.5x	6.8x	6.0x	13.6x

(1)          Based on closing market price of $9.89 of Endocardial common stock on September 22, 2004.

(2)          Based on the merger consideration of $11.75 per share.

(3)          FTM for Endocardial represents forward twelve months ending August 31, 2005.

(4)          FTM revenue is based on Endocardial management estimates for Endocardial and published research analyst estimates for comparable transactions.

(5)          LTM for Endocardial represents latest twelve months ended August 31, 2004.

Piper Jaffray observed that the multiples implied based on the merger consideration were within the range of mulitples derived for the comparable transactions.

Premiums Paid Analysis

Piper Jaffray reviewed publicly available information for selected completed or pending transactions to determine the premiums payable in the transactions over recent trading prices. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•       transactions involving a change in control

•       transactions in which the target company operated in the medical technology industry

•       transactions announced since January 1, 2001 with deal size of $100 million to $1 billion.

This group included acquisitions of MedSource Technologies by UTI Corp, Interpore International by Biomet, Invivo Corp by Intermagnetics General Corp., Disetronic by Roche Holdings, Getz Brothers & Co by St. Jude Medical., Fusion Medical Technologies by Baxter International, Oratec Interventions by Smith & Nephew, VidaMed by Medtronic, Imatron by GE Medical Systems, Cardiac Pathways by Boston Scientific and Heartport by Johnson & Johnson. The table below shows a comparison of premiums paid in these transactions to the premium that would be paid to Endocardial stockholders based on the equity value payable in the merger. The premium calculations for Endocardial stock are based upon an assumed announcement date of September 22, 2004.

	Endocardial	Min	Mean	Median	Max
One week before announcement(1)	12.3%	14.5%	37.1%	35.0%	62.3%
Four weeks before announcement(2)	44.9%	1.1%	37.6%	34.9%	74.1%
Date of announcement	18.8%

(1)          Endocardial premiums based on Endocardial closing stock price of $10.46 on September 15, 2004.

(2)          Endocardial premiums based on Endocardial closing stock price of $8.11 on August 25, 2004.

Piper Jaffray observed that the premium paid was within the range of premiums paid in the selected transactions based on the market price four weeks before announcement and was below the range of premiums paid in the selected transactions based on the market price one week before announcement.

Discounted Cash Flow Analysis

Piper Jaffray performed a discounted cash flows analysis for Endocardial in which it calculated the present value of the projected future cash flows of Endocardial using internal financial planning data prepared by Endocardial management. Piper Jaffray estimated a range of theoretical values for Endocardial based on the net present value of Endocardial’s projected annual cash flows and a terminal value for Endocardial at December 31, 2009. Piper Jaffray applied a range of discount rates of 20% to 25%, based on an analysis of the weighted average cost of capital for companies in the comparable companies group described above and Piper Jaffray’s judgment concerning the rates of return investors would expect in similar investments and a range of terminal value multiples of 11x to 13x of forecasted fiscal 2009 earnings before interest, taxes, depreciation and amortization. This analysis resulted in implied per share values of Endocardial ranging from a low of $9.62 to a high of $12.52. Piper Jaffray observed that the merger consideration was within the range of values derived from this analysis.

In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the board of directors, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Endocardial or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Endocardial was compared and other factors that could affect the public trading or comparable transaction value of the companies.

For purposes of its opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by Endocardial, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. Piper Jaffray relied upon the assurances of the management of Endocardial that the information provided to it by Endocardial was prepared on a reasonable basis and with regard to financial planning data, estimates and other business outlook information, reflects the best currently available estimates and judgment of management, and management was not aware of any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expressed no opinion as to such financial planning data, estimates and other business outlook information or the assumptions on which they are based. Piper Jaffray received no instructions from, and no limitations were imposed by, Endocardial regarding the scope of Piper Jaffray’s  investigation or the procedures to be followed in rendering the opinion.

For the purpose of its opinion, Piper Jaffray assumed that Endocardial is not a party to any material pending transactions, including any external financing, recapitalization, acquisition or merger, other than the merger. Piper Jaffray also assumed the merger will be consummated pursuant to the terms of the merger agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder. In arriving at its opinion, Piper Jaffray assumed that all necessary regulatory approvals and required consents for the merger will be obtained in a manner that will not adversely affect Endocardial, alter the terms of the merger, or change the merger consideration.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or otherwise) of Endocardial and was not furnished with any such appraisals or valuations. The analyses performed by Piper Jaffray in connection with the opinion were going concern analyses. Accordingly, Piper Jaffray expressed no opinion as to the liquidation value of any entity.

Piper Jaffray’s opinion addressed only the proposed consideration set forth in the merger agreement and no other term or agreement relating to the merger or related transactions. Piper Jaffray’s opinion did not address the availability of cash or financing to St. Jude Medical necessary to consummate the merger. The opinion was based on information available to Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Piper Jaffray expressed no opinion as to the value at which shares of Endocardial common stock have traded or may trade following announcement of the merger or at any future time at the date of the opinion. Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

Piper Jaffray, as a customary part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The board of directors of Endocardial selected Piper Jaffray because of its expertise, reputation and familiarity with the electrophysiology industry and Endocardial in particular.

Piper Jaffray has performed other investment banking services for Endocardial in the past for which it received compensation. Since January 1, 2002, these services have included financial and placement advice relating to three private placement transactions for which Piper Jaffray received fees aggregating $1.5 million. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of Endocardial and St. Jude Medical for their own account or the account of their customers and, accordingly, Piper Jaffray or such affiliates may at any time hold a long or short position in such securities. Piper Jaffray also provides research coverage relating to the common stock of St. Jude Medical and Endocardial.

Piper Jaffray acted as financial advisor to Endocardial in connection with the merger and will receive from Endocardial a cash fee equal to 1.50% of the aggregate consideration, which is contingent upon the consummation of the merger. This fee is estimated to be approximately $4.2 million, based on the transaction value at the date of announcement of the merger. Piper Jaffray has also received a fee of $500,000 from Endocardial for providing the fairness opinion. The opinion fee was not contingent upon the consummation of the merger. Whether or not the transaction is consummated, Endocardial has agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray and to indemnify Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of Piper Jaffray by Endocardial’s board of directors.

Interests of Endocardial’s Directors and Officers in the Merger

Some of Endocardial’s directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in Endocardial. Endocardial’s board of directors knew about these additional interests and considered them when they approved the merger agreement. These interests include the following:

Stock Options

The merger agreement provides that each outstanding stock option issued by Endocardial to acquire common stock (including stock options held by officers and nonemployee directors), whether vested or unvested, will be cancelled, and the option holder will be entitled to receive an amount equal to the excess of $11.75 over the exercise price, multiplied by the number of shares of common stock underlying the option, less applicable withholding taxes. This cancellation will occur upon consummation of the merger. The amounts that would be payable to the officers and directors of Endocardial due to the cash out of the stock options described above (before deductions for withholding taxes) are as follows: Mr. Bullock: $4,186,700; Mr. Paulson, $1,392,800; Mr. Beatty, $666,050; Mr. Callaghan, $1,629,100; Mr. Omilanowicz, $1,266,925; Mr. Wethington, $409,407; Dr. Hauser, $171,700; Mr. Wagner, $119,100; Mr. Watson, $169,800; Mr. Randall, $201,100; Mr. Nigon, $245,100; Mr. Peltier, $245,100; and all directors and executive officers as a group, $10,702,882.

Change in Control Agreements, Consulting and Employment Agreements

Mr. Bullock

James W. Bullock is party to a change in control agreement with Endocardial which provides severance benefits equal to eighteen months of his base salary, or $435,690, is payable if Mr. Bullock’s employment is terminated involuntarily without cause or voluntarily by him for reasons such as diminution in responsibilities, demotion, relocation, loss of benefits or to his adverse change following a change in control. Payment of this amount will be due upon consummation of the merger because Mr. Bullock entered into a consulting agreement with St. Jude Medical on September 23, 2004 to serve as an independent consultant to St. Jude Medical after completion of the merger. Mr. Bullock’s consulting agreement becomes effective upon the completion of the merger and continues for an initial term of one month following the completion of the merger and shall be renewed automatically for additional one-month terms unless either party gives notice of termination. Pursuant to this consulting agreement, Mr. Bullock will receive compensation of $25,000 per month and reimbursement for all reasonable out of pocket expenses. Mr. Bullock agreed not to compete, directly or indirectly, with the surviving corporation or to solicit its customers or employees for a period of two years following the effective time of the merger.

Other Executive Officers

J. Robert Paulson, Jr., Graydon Beatty, Frank Callaghan, Richard Omilanowicz and Patrick Wethington are each a party to a change in control agreement with Endocardial which provides that certain severance benefits will be payable if, after a change in control has occurred, the officer’s employment is terminated involuntarily without cause or voluntarily by the officer for reasons such as the diminution in responsibilities, demotion, relocation, loss of benefits or to his adverse change. St. Jude Medical entered into employment agreements with each of these executive officers on September 23, 2004, to be effective as of the completion of the merger. Each officer’s employment agreement with St. Jude Medical provides for the termination of that officer’s change in control agreement with Endocardial in consideration for payment of a change in control amount. Change in control payments payable pursuant to these employment agreements will be paid out as follows upon completion of the merger: Mr. Paulson, $214,000; Mr. Beatty, $164,800; Mr. Callaghan, $186,945; Mr. Omilanowicz, $187,460; and Mr. Wethington, $190,962.

Each officer’s employment agreement also provides for annual base salaries for each officer as follows: Mr. Paulson, $215,000; Mr. Beatty, $200,000 Mr. Callaghan, $200,000; Mr. Omilanowicz, $188,000; and Mr. Wethington, $190,962. The officers’ employment agreements also provide that each individual will receive service credit for his service to Endocardial for purposes of determining eligibility to participate in St. Jude Medical’s retirement plans, and that each individual will be eligible for a performance based bonus target at 25% of his base salary during each year of the term of his employment agreement. Mr. Paulson, Mr. Beatty, Mr. Omilanowicz and Mr. Wethington will be eligible to receive grants of options under St. Jude Medical’s stock option plans beginning in December 2005. Mr. Callaghan will receive stock options to purchase 10,000 shares of St. Jude Medical common stock upon the completion of the merger and also will be eligible to receive future grants under St. Jude Medical’s stock plans at the discretion of St. Jude Medical’s board of directors.

The officers’ employment agreements also provide that in the event an officer’s employment is terminated other than for cause or disability, or if an officer terminates his employment for good reason, the combined company will provide the following severance benefits:

•       an amount equal to the greater of the amount such officer would have received under any severance pay plan available to similarly situated corporate employees of St. Jude Medical or continued periodic payments of his base salary in effect on the date he was terminated from the date he was terminated until the later of the second anniversary of the effective date of the merger or one year from the termination date.

•       each officer is eligible to receive health, dental and life insurance benefits as long as he is eligible to receive compensation or severance payments pursuant to his employment agreement.

If an officer’s employment is terminated for cause, he shall be entitled to receive his base salary that was accrued but unpaid as of the termination date and shall not be entitled to receive further compensation from St. Jude Medical.

Each officer’s employment agreement also provides that if any payment or benefits under the employment agreement by St. Jude Medical to or for the benefit of the officer, would be subject to excise tax payments under Section 4999 of the Internal Revenue Code, then all cash and non-cash payments shall be reduced to the extent necessary to eliminate the excise tax.

Each officer’s employment agreement also includes confidentiality provisions which survive termination of employment and noncompetition and nonsolicitation provisions which endure for the longer of two years from the completion of the merger or one year from the date of termination of employment.

Indemnification

Endocardial’s certificate of incorporation and the merger agreement contain provisions regarding indemnification of the directors and officers of Endocardial and the merger agreement provides for either the maintenance of directors’ and officers’ insurance for a period of six years after the effective time of the merger or indemnification by St. Jude Medical to the extent of such insurance.

Recent Developments.   On October 8, 2004, Biosense Webster, a division of Johnson & Johnson, filed a lawsuit against Endocardial alleging that certain of the Endocardial’s products, including its EnSite System and EnSite NavX surface electrode product, infringe upon certain named patents of Biosense Webster. The lawsuit, which was filed in the U.S. District Court in Los Angeles, California, seeks unspecified monetary damages and injunctive relief. The Biosense Webster patents cited in this lawsuit were issued between 1995 and 1998. Endocardial’s EnSite System has been in the U.S. market since 1999, but no lawsuit was filed until St. Jude announced its intention to acquire Endocardial. St. Jude and Endocardial have been collaborating in the preparation of a response to this lawsuit, and intend to vigorously defend Endocardial’s products and technology against this legal action.

On November 9, 2004, Endocardial was served with a lawsuit captioned:  Spring Partners, LLC on behalf of itself and all others similarly situated v. Graydon E. Beatty, James W. Bullock, Robert G. Hauser, M.D., Mark T. Wagner, Warren S. Watson, Richard D. Randall, Richard J. Nigon, Jean-Paul Peltier, Endocardial Solutions, Inc., and St. Judge [sic] Medical, Inc. This suit, which was filed in Ramsey County, Minnesota District Court, seeks class action status and alleges that Endocardial’s directors and officers will obtain benefits from the proposed acquisition of Endocardial by St. Jude that will not be shared equally by the other shareholders of Endocardial, that the Endocardial directors breached their fiduciary duties, that this proxy statement fails to disclose certain details of the proposed merger, and that St. Jude Medical aided and abetted the breach of the fiduciary duties of the Company and its directors. The lawsuit seeks injunctive relief, rescission, damages and attorneys’ fees, and experts’ fees and costs together with interest. The Company considers this suit to be without merit, is vigorously defending itself against this legal action, and intends to hold the shareholders’ meeting contemplated by this proxy statement and close the proposed transaction with St. Jude Medical as soon as possible.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material federal income tax consequences of the merger to holders of Endocardial common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion is limited to the material federal income tax aspects of the merger to a stockholder of Endocardial who is a citizen or resident of the United States and who, on the date on which the merger is completed, holds shares of Endocardial common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of Endocardial common stock upon the exercise of employee stock options or otherwise as compensation for services or who hold their shares as part of a hedge, straddle or conversion transaction.

The following discussion does not address potential foreign, state, local and other tax consequences of the Merger. All stockholders are urged to consult their own tax advisors regarding the federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger,

For federal income tax purposes, the merger will be treated as a taxable sale or exchange of Endocardial common stock for cash by each Endocardial stockholder (including any stockholder who properly exercises dissenters’ rights). Accordingly, the federal income tax consequences to the Endocardial stockholders receiving cash will generally be as follows:

•       The stockholder will recognize a capital gain or loss upon the disposition of the stockholder’s shares of Endocardial common stock pursuant to the merger.

•       The capital gain or loss, if any, will be long-term with respect to shares of Endocardial common stock held for more than twelve months as of the effective time of the merger.

•       The amount of capital gain or loss recognized by each stockholder will be measured by the difference between the amount of cash received by the stockholder in connection with the merger, or cash received in connection with the exercise of dissenters’ rights, and the stockholder’s adjusted tax basis in the shares of Endocardial common stock at the effective time of the merger.

Cash payments made pursuant to the merger, including any cash paid to a stockholder who properly exercises dissenters’ rights, will be reported to Endocardial stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations. These amounts will ordinarily not be subject to withholding of U. S. federal income tax. However, backup withholding of the tax at a rate of 28% may apply to a stockholder who fails to supply Endocardial or Wells Fargo Bank, as paying agent, with the stockholder’s taxpayer identification number or has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the stockholder’s federal income tax returns. Accordingly, each Endocardial stockholder will be asked to provide a correct taxpayer identification number on a Substitute Form W-9 which is to be included in the appropriate letter of transmittal for the shares of Endocardial common stock.

ACCOUNTING TREATMENT

The merger will be accounted for by the use of the purchase method of accounting, in accordance with International Accounting Standards. This means that St. Jude Medical will record as goodwill the excess of the purchase price of Endocardial over the fair value of Endocardial’s identifiable assets, including intangible assets, and liabilities.

REQUIRED REGULATORY APPROVALS

The consummation of the merger is subject to a number of regulatory approvals that are described below. While St. Jude Medical and Endocardial have no reason to believe that they will not be able to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, they cannot be certain that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental to the combined company or at all.

Antitrust

Under the Hart-Scott-Rodino Act of 1976, as amended, and the rules promulgated under that legislation, St. Jude Medical and Endocardial cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. St. Jude Medical and Endocardial filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on November 17, 2004. On December 17, 2004, the waiting period expired without receipt of notice from either the FTC or the Antitrust Division that they intend to take any further action with respect to the transaction.

At any time before or after completion of the merger, the Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of St. Jude Medical or Endocardial. Private parties may also bring actions under the antitrust laws under certain circumstances. Although St. Jude Medical and Endocardial believe that the merger will not have any anticompetitive effects under the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it will not be successful. Whether or not the merger is ultimately challenged by the Federal Trade Commission or the Antitrust Division, the institution of an investigation of the merger by the Federal Trade Commission or the Antitrust Division could delay the closing of the transaction.

St. Jude Medical and Endocardial have also reported the transaction to the German Federal Cartel Office and are observing the waiting period under German competition law.

Other Applications and Notices

St. Jude Medical and Endocardial are currently in the process of reviewing whether other filings or approvals may be required or desirable. St. Jude Medical and Endocardial have no reason to believe that any of these requirements cannot be satisfied within the time period contemplated by the merger agreement. Either or both parties may not complete some of these filings or obtain some of these approvals prior to the effective time of the merger if, as a matter of practice, they are not required to be obtained prior to the effectiveness of the merger transaction.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section is not complete. You should read the merger agreement, and the other information that is incorporated by reference in this proxy statement, carefully and in its entirety for a more complete understanding of the merger. The complete text of the merger agreement is attached to this proxy statement as Appendix A and is incorporated by reference into this proxy statement.

The Merger

Dragonfly Merger Corp., a Delaware corporation and a wholly owned subsidiary of St. Jude Medical will merge with and into Endocardial. Dragonfly Merger Corp. was created solely for the purposes of the merger and has no significant assets and no operations of its own.

Effective Time of the Merger

The merger will become effective when St. Jude Medical and Endocardial file a certificate of merger with the Secretary of State of the State of Delaware or at a later time as specified in the certificate of merger. The closing of the merger will take place on a date that is not later than the second business day after the conditions contained in the merger agreement have been satisfied or waived or on another date agreed upon by St. Jude Medical and Endocardial.

Consideration to be Received in the Merger

At the time the merger becomes effective, each issued and outstanding share of Endocardial common stock, other than shares held by Endocardial as treasury shares or shares held by stockholders exercising dissenters’ rights, will be canceled and converted into the right to receive $11.75 in cash without interest.

Exchange Procedures

As soon as practicable after the effective time of the merger, Wells Fargo Bank, as paying agent, will mail to each former holder of record of Endocardial common stock a letter with instructions on how to exchange Endocardial stock certificates for the cash merger consideration.

Please do not send in your Endocardial stock certificates until you receive the letter of transmittal and instructions from Wells Fargo Bank. Do not return your stock certificates with the enclosed proxy card. If your shares of Endocardial stock are held through a broker your broker will surrender your shares for cancellation.

After Wells Fargo has received the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates, St. Jude Medical will cause your check to be mailed to you. The Endocardial stock certificates you surrender will be canceled. After the completion of the merger, there will be no further transfers of Endocardial common stock, and Endocardial stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration. If payment is to be made to a person other than the registered holder of the shares of Endocardial common stock, the certificate surrendered must be properly endorsed or in proper form for transfer and any transfer or similar taxes must be paid by the person requesting the transfer or that person must establish to St. Jude Medical’s satisfaction that such tax is not applicable.

If your Endocardial stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. In such case, Wells Fargo Bank may also required the posting of a bond. Wells Fargo Bank will send you instructions on how to provide such evidence and bond, if required.

If you do not return a completed letter of transmittal and your Endocardial stock certificates to Wells Fargo Bank within six months after the effective time of the merger, you may be required to look to St. Jude Medical for payment of the cash merger consideration.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties made by St. Jude Medical and Endocardial relating to themselves and their respective subsidiaries. St. Jude Medical and Dragonfly Merger Corp. have made representations and warranties regarding, among other things:

•       their due organization, good standing, qualification and corporate power and authority to conduct their businesses;

•       the absence of any violations of their organizational documents, agreements or applicable laws or regulations as a result of the merger agreement;

•       their governmental filings;

•       the availability of funds to pay the merger consideration;

•      the absence of pending or threatened litigation related to the merger; and

•       the ownership and interim operations of Dragonfly Merger Corp.

Endocardial has made representations and warranties regarding, among other things:

•       its due organization, good standing, qualification and corporate power and authority to conduct its business;

•       its capital stock, stock option and restricted stock grants;

•       its corporate power and authority to enter into the merger agreement;

•       the absences of any violations as a result of the merger agreement;

•       its filings with the Securities and Exchange Commission and financial statements;

•       the absence of defaults or violations under its Certificate of Incorporation, Bylaws, material contracts or other agreements;

•       the absence of undisclosed liabilities, certain changes or events;

•       its possession and maintenance of required permits, licenses and other authorizations and compliance with applicable laws and regulations;

•       tax matters;

•       the absence of outstanding orders, judgments or other decrees of any governmental entities;

•       compensation agreements with employees and other material contracts;

•       its employee benefit plans and compliance with certain federal regulations applicable to such plans;

•       its compliance with worker safety laws;

•       its products;

•       its labor relations and other employment matters;

•       the stockholder approval required to approve the merger;

•       its accounts receivable;

•       its inventories;

•       its intellectual property;

•       certain environmental matters;

•       its suppliers and distributors;

•       its insurance;

•       its transactions with affiliates;

•       the accuracy of certain information;

•       its title to and ownership of its assets;

•       its use of brokers or finders;

•       its internal controls and procedures;

•       certain business practices of itself and its officers, directors, employees and agents;

•       the opinion of Piper Jaffray;

•      its rights agreement; and

•       the nonapplicability of certain takeover statutes to the merger or other transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

During the period from the signing of the merger agreement until the merger becomes effective, Endocardial has agreed, subject to the exceptions specified in the merger agreement, that Endocardial and each of its subsidiaries, among other things:

•       will carry on their business in the ordinary course and, to the extent consistent with that obligation, will use commercially reasonable efforts to preserve their business organizations, keep available the service of their current officers and employees and preserve their relationships with customers, suppliers and others with whom they have business dealings;

•       will not declare, set aside for payment, or pay any dividend or other distribution on the capital stock Endocardial;

•       will not split, combine, reclassify, issue or authorize the issuance of any other securities in respect of, instead of, or in substitution for shares of Endocardial capital stock or purchase or otherwise acquire (including through the acquisition of options, warrants or rights to purchase its capital stock) any shares of Endocardial capital stock;

•       will not issue, deliver, sell pledge, dispose of or otherwise encumber any shares of Endocardial capital stock or any other voting securities or equity equivalent or securities convertible into shares of Endocardial capital stock other than issuance of shares of Endocardial common stock upon the exercise of stock options outstanding under Endocardial’s equity compensation plans on the date the merger agreement was signed;

•       will not amend Endocardial’s corporate governance documents;

•       will not acquire or agree to acquire (whether by merger or consolidation or asset purchase or any other means) any business, corporation or other entity or division of any other entity or acquire or agree to acquire any assets not in the ordinary course of business;

•       subject to certain exceptions, will not alter the corporate structure of any of Endocardial’s subsidiaries by any means, including by merger, liquidation or reorganization;

•       will not dispose of any assets other than sales of inventory that are in the ordinary course of business consistent with past practice;

•       will not incur any indebtedness, guarantee any indebtedness of any other person or entity or make any advances or capital contributions to or other investments in any other entity, except pursuant to lines of credit existing on the date the merger agreement was signed;

•       will not adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence or any license, permit or authorization under which the business operates, to be suspended, lapsed or revoked;

•       will not enter into, adopt or amend any employment agreement, severance plan, employee benefit plan, equity compensation plan or other arrangement for the compensation and benefit of employees;

•       will not hire additional employees, consultants or independent contractors or, with certain exceptions, increase compensation payable to or to become payable to Endocardial’s directors, officers or employees;

•       will not grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer of Endocardial;

•       will not establish, adopt or amend or accelerate any rights (except as required by applicable law) under any plan providing for retirement benefits to any officer, director or other employee of Endocardial;

•       will not knowingly violate or knowingly fail to perform any obligation imposed on it by material applicable law;

•       will not make any change to accounting policies or procedures;

•       will not prepare any tax returns inconsistent with its past practice in filing similar tax returns, fail to file any tax return that may become due by the deadline for filing; change any tax elections or tax reporting methods or begin or settle any tax related litigation;

•       will not enter into or amend any material contract outside of the ordinary course of business;

•       will not pay any material claims, obligations or liabilities;

•       will not create any subsidiary or make any other investment in any entity;

•       will not modify any standard warranty terms for Endocardial products;

•       will not make or authorize any new capital expenditure or expenditures in excess of $80,000 individually or in excess of $160,000 in the aggregate;

•       will not permit Endocardial’s intellectual property to be disclosed, except pursuant to its standard form of nondisclosure agreement;

•       will not enter into any exclusive license, distribution, marketing or sales agreements;

•       will not agree to develop software without charge or incorporate any software of any third party into Endocardial’s products without a valid license agreement;

•       will not enter into any license, distributorship or sales agreement that would relate to products of St. Jude Medical or its affiliates;

•       will not sell or otherwise transfer any of Endocardial’s intellectual property other than through sales of its products in the ordinary course of business;

•       will not grant uniquely favorable pricing terms to any customer;

•       will not allow any insurance policy relating to Endocardial’s business to lapse without replacing it with a similar policy;

•       will not enter into or amend any contract with any affiliate;

•       will not fail to make required filings with the SEC in a timely manner;

•       will not knowingly take action that would cause Endocardial’s common stock to be delisted from the Nasdaq National Market;

•       will not authorize, propose or announce that it intends to undertake any of the actions it has agreed not to take in the merger agreement, or that it intends to permit to occur any conditions it agreed to prevent from occurring;

•       will maintain their assets and properties in the ordinary course of business, keep them in good repair and will apply any insurance proceeds from damage to property or assets to repair such damage;

•       will comply with all applicable laws;

•       will take all action necessary to comply with all material contracts and maintain the effectiveness of any permits necessary for it to conduct its business;

•       will notify St. Jude Medical in writing if anyone initiates or threatens to initiate legal proceedings against it; and

•       will pay its accounts payable and pursue collection of its accounts receivable in accordance with its past practice.

No Solicitation

Pursuant to the terms of the merger agreement, Endocardial has agreed, subject to limited exceptions, that it will not, nor will it permit any of its subsidiaries, board of directors, any committee thereof, any individual director, officer, employee, representative or affiliate to directly or indirectly:

•       solicit, initiate, entertain, encourage or facilitate any proposals or offers from, or conduct discussions with or engage in negotiations with any person or entity relating to an alternative transaction;

•       provide information about Endocardial to any person or entity other than St. Jude Medical and Dragonfly Merger Corp. to cooperate with or facilitate in any way any attempt by any other person or entity with regard to an alternative transaction; or

•       enter into any agreement with any person or entity providing for an alternative transaction.

The merger agreement also prohibits its board of directors from:

•       withdrawing or modifying in a manner adverse to St. Jude Medical its recommendation in favor of the merger agreement and the merger, determining that the merger agreement is no longer advisable, recommending that Endocardial’s stockholders reject the merger or the merger agreement; or resolving, agreeing or proposing publicly to take any such action, or recommend the approval or adoption of any acquisition proposal unless the acquisition proposal is a bona fide written superior proposal and failure to take such actions would be a violation of the board of directors’ fiduciary duty;

•       adopting or approving any acquisition proposal or withdraw approval of the merger agreement or the merger, or resolving or agreeing to take any such actions;

•       proposing publicly to adopt or approve any acquisition proposal, withdraw its approval of the merger or the merger agreement or resolving to take any such action; or

•       causing or permitting Endocardial or its subsidiaries to enter into any letter of intent, memorandum of understanding or other similar agreement related to, leading to or intending to lead to an alternative transaction or acquisition proposal.

Endocardial has agreed to notify St. Jude Medical orally as promptly as practicable (but in no event later than 48 hours), and to follow up with written notice, after Endocardial receives any acquisition proposal or material modification to any acquisition proposal, request for non-public information relating to Endocardial or its subsidiaries, either in connection with an acquisition proposal or when it knows that the person requesting such information is considering making or has made an acquisition proposal. Endocardial has also agreed to keep St. Jude Medical informed on the status of or modification in terms of any acquisition proposal. Endocardial has also agreed to notify St. Jude Medical orally as promptly as practicable (but in no event later than 48 hours), and to follow up with prompt written notice, if and when it enters into discussions or negotiations concerning any acquisition proposal.

Prior to obtaining the approval of the holders of a majority of the outstanding shares of Endocardial’s common stock, however, Endocardial’s board of directors may consider and participate in discussions and negotiations with respect to an alternative transaction that may constitute a superior proposal and providing information in connection with such a proposal provided that:

•       a bona fide written superior proposal has been made;

•       after having consulted with and considering the advice of outside counsel, Endocardial’s board of directors has determined in good faith that failure to take such action would constitute a breach of our fiduciary duties under applicable law; and

•       Endocardial has entered into a confidentiality agreement with the party making the superior proposal that is substantially similar to, and on terms no less favorable than, the confidentiality agreement between Endocardial and St. Jude Medical.

A superior proposal is an acquisition proposal by a third party on terms that Endocardial’s board of directors determines in good faith (after consultation with a financial advisor and outside legal counsel) to be more favorable to Endocardial’s stockholders from a financial point of view than the merger and the other transactions contemplated by the merger agreement, and reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

In the event of receipt of a superior proposal and after the second business day following St. Jude Medical’s receipt of written notice from Endocardial advising it that Endocardial’s board of directors has received a superior proposal and that it will, subject to any actions taken by St. Jude Medical in response to such notice, accept such superior proposal, Endocardial’s board of directors may withdraw or modify its recommendation to the stockholders that they approve the merger and the merger agreement and terminate the merger agreement in accordance with its terms.

We have also agreed to terminate and to instruct our directors and officers, employees and representatives to terminate, any existing discussion or negotiations with any persons other than St. Jude Medical or its representatives conducted prior to the date the merger agreement was signed.

Company Stock Options

Endocardial has agreed to take all action necessary to cause each outstanding option to purchase shares of Endocardial’s common stock that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) to be cancelled and converted into the right to receive an amount equal to $11.75 minus the exercise price of the option.

Stockholder Approval

The merger agreement requires Endocardial to take all action necessary to call a meeting of its stockholders as soon as reasonably practicable after September 23, 2004. The board of directors of Endocardial is required to use its best efforts to obtain stockholder approval for the merger and has recommended that stockholders of Endocardial vote in favor of the approval and adoption of the merger and the merger agreement, subject to the board’s fiduciary duties in the event of a superior proposal, as described above under the heading “No Solicitation.”

Indemnification of Directors and Officers

After the merger, to the fullest extent permitted by law, St. Jude Medical will cause the surviving corporation to indemnify and hold harmless individuals who were directors or officers of Endocardial immediately prior to the merger against all costs arising in whole or in part out of the fact that such person is or was an officer or director of Endocardial or any of its subsidiaries, or arising in whole or in part out of or pertaining to the merger agreement, the merger or the other transactions contemplated by the merger agreement.

St. Jude Medical will, at its option, either cause the surviving entity to provide directors’ and officers’ insurance for a period of six years after the merger becomes effective at a cost equal to or less than 300% of Endocardial’s most recent insurance premium or will reimburse present and former officers and directors of Endocardial or its subsidiaries for claims against them arising from events that occurred before the effective time of the merger in an amount equal to the amount of indemnification to which such persons would have been entitled under Endocardial’s insurance policy.

Additional Covenants

The merger agreement contains additional covenants regarding the conduct of the parties prior to the merger, which are described below.

Access to Information

Endocardial and its subsidiaries have agreed to grant St. Jude Medcial’s reasonable requests for access to their properties, accountants, counsel, financial advisors and other employees for the purposes of, among other things, reasonable inspection and investigation, smoothly transitioning employees and satisfying St. Jude Medical’s obligations under the Sarbanes-Oxley Act of 2002.

Allocation of Fees and Expenses

Endocardial, St. Jude Medical and Dragonfly Merger Corp. have agreed that each party will pay its own expenses associated with the merger or any related transactions, whether or not the merger is completed.

Cooperation

The parties have agreed to use all reasonable best efforts and take all actions necessary under applicable laws to close the merger and any other transactions contemplated by the merger agreement, including cooperating to prepare and file any filings that must be made with any governmental entities, obtaining any necessary governmental consents and preparing documents in response to legal or regulatory proceedings.

Public Announcements

The parties have agreed to refrain from issuing any press releases or other public statements relating to the merger without first consulting with the other parties to the merger agreement.

Notification of Certain Matters

Endocardial has agreed to use its reasonable best efforts to notify St. Jude Medical if:

•       it knows of an event that occurs or fails to occur which would cause a representation or warranty made by Endocardial in the merger agreement to be untrue or inaccurate in any material respect;

•       it knows of an event that occurs or fails to occur which would that would cause Endocardial not to comply with any covenant, condition or agreement in the merger agreement;

•       it fails to comply with or satisfy a covenant, condition or agreement to which it has agreed in the merger agreement; or

•       any change or event occurs that would be reasonably likely to have a material adverse effect on Endocardial.

St. Jude Medical has made reciprocal agreements to notify Endocardial if:

•       it knows of an event that occurs or fails to occur which would cause a representation or warranty made by St. Jude Medical in the merger agreement to be untrue or inaccurate in any material respect;

•       it knows of an event that occurs or fails to occur which would that would cause St. Jude Medical not to comply with any covenant, condition or agreement in the merger agreement;

•       it fails to comply with or satisfy a covenant, condition or agreement to which it has agreed in the merger agreement; or

•       any change or event occurs that would be reasonably likely to have a material adverse effect on St. Jude Medical.

Actions with Respect to Takeover Statutes

If any takeover statute or similar law is or may become applicable to the merger, Endocardial or St. Jude Medical, Endocardial has agreed that it (and its board of directors) will take all actions necessary to close the merger and any related transactions as promptly as possible.

Section 16 Matters

The parties to the merger agreement have agreed to cooperate to structure the timing of any dispositions or acquisitions of equity securities by Endocardial’s directors or officers pursuant to the merger or related transactions to avoid liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

Company Rights Agreement

The board of directors of Endocardial shall take all further action necessary in order to ensure that, as a result of the execution of the merger agreement, no person is deemed to be an “Acquiring Person” under the Rights Agreement, dated as of August 25, 1999, between Endocardial and Wells Fargo Bank Minnesota, National Association (formerly Norwest Bank Minnesota) as Rights Agent.

Employee Benefit Matters

Employees of Endocardial who participate in employee benefit plans sponsored by St. Jude Medical after the closing of the merger will be given credit for years of service with Endocardial for purposes of determining vesting and entitlement to benefits under such plans. Furthermore, to the extent required by applicable law, limitations such as pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under St. Jude Medical benefit plans will be waived with respect to such employees.

Suspension of Incentive Stock Purchase Plan

Endocardial amended the 1997 Employee Stock Purchase Plan effective as of September 23, 2004, to provide that no issuances may be made pursuant to the plan after the date of the merger agreement.

Conditions to the Consummation of the Merger

The obligations of the parties to the merger agreement are subject to the fulfillment or waiver of various conditions as described in this section.

Conditions to St. Jude Medical’s and Endocardial’s Obligations

St. Jude Medical and Endocardial are obligated to complete the merger only if each of the following conditions is satisfied or waived:

•       The merger agreement must be adopted by the holders of a majority of the outstanding shares of Endocardial common stock.

•       The waiting period (and any extension of such waiting period) applicable to the closing of the merger under the Hart-Scott Rodino Act, shall have expired or been terminated.

•       No governmental authority may have enacted or issued any law, rule, injunction or other order that directly or indirectly restrains or prohibits the consummation of the merger and the related transactions.

Conditions to the Obligations of Endocardial

Endocardial will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•       St. Jude Medical and Dragonfly Merger Corp. shall have performed all obligations required of them by the merger agreement at or prior to the effective time of the merger.

•       The representations and warranties of St. Jude Medical and Dragonfly Merger Corp. that are qualified by materiality must be true and correct as of the date of the merger agreement and as of the date of closing.

•       The representations and warranties of St. Jude Medical and Dragonfly Merger Corp. that are not qualified by materiality must be true and correct in all material respects as of the date of the merger agreement and as of the date of closing, except where the failure to be true and correct would not have a material adverse effect on St. Jude Medical.

•       Endocardial must have received certificates from each of St. Jude Medical and Dragonfly Merger Corp. with respect to their respective obligations and veracity of their representations and warranties, dated as of the closing date and signed by an officer of St. Jude Medical and Dragonfly Merger Corp.

Conditions to the Obligations of St. Jude Medical and Dragonfly Merger Corp.

St. Jude Medical and Dragonfly Merger Corp. will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

•       Endocardial must have performed in all material respects all obligations required by the merger agreement at or prior to the effective time of the merger.

•       The representations and warranties of Endocardial that are qualified by materiality must be true and correct as of the date of the merger agreement and as of the date of closing.

•       The representations and warranties of Endocardial that are not qualified by materiality must be true and correct in all material respects as of the date of the merger agreement and as of the date of closing, except where the failure to be true and correct would not have a material adverse effect on St. Jude Medical.

•       St .. Jude Medical must have received a certificate from Endocardial with respect to the performance of its obligations and the veracity of Endocardial’s representations and warranties, dated as of the closing date and signed by an officer of Endocardial.

•       Endocardial must have obtained the consent or approval of any person or governmental entity whose consent or approval is required in connection with the merger.

•       Endocardial must have taken all action required to be taken by it to cancel all outstanding stock options prior to the effective time pursuant to the merger agreement.

•       All of the directors of Endocardial and certain officers of Endocardial designated by St. Jude Medical must have resigned.

•       Holders of no more than 10% of the shares of common stock of Endocardial outstanding on December 10, 2004 shall either have given notice to Endocardial that they intend to exercise their dissenters’ rights under Section 262 of the Delaware General Corporation Law or retained the ability to exercise their dissernter’s rights in the future.

Termination and Effects of Termination

The merger agreement may be terminated under the circumstances described in this section. In some cases this may require Endocardial to pay a termination fee described in the next section.

Termination by St. Jude Medical or Endocardial

The board of directors of any entity party to the merger agreement may terminate or authorize the termination of the merger agreement at any time prior to the effective time of the merger as follows:

•       by the mutual consent of St. Jude Medical and Endocardial;

•       by either St. Jude Medical or Endocardial, if a governmental entity issues a final order prohibiting the merger;

•       by either St. Jude Medical or Endocardial, if the holders of a majority of the outstanding common stock of Endocardial fail to approve the merger at a meeting of stockholders of Endocardial called by Endocardial for the purpose of approving the merger and the merger agreement;

•       by either St. Jude Medical or Endocardial, if the merger has not become effective prior to the close of business on the later of February 28, 2005 or the date that is 75 days after the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act has expired or been terminated;

•       by St. Jude Medical, if there has been a breach of a representation or warranty of Endocardial that gives rise to a failure of the fulfillment of a condition of St. Jude Medical and Dragonfly Merger Corp.’s obligation to complete the merger, which breach cannot be or has not been cured within 30 days after the giving of written notice to Endocardial of the breach;

•       by Endocardial, if there has been a breach of a representation or warranty of St. Jude Medical or Dragonfly Merger Corp. that gives rise to a failure of the fulfillment of a condition of Endocardial’s obligation to complete the merger, which breach cannot be or has not been cured within 30 days after the giving of written notice to St. Jude Medical or Dragonfly Merger Corp., as applicable, of the breach;

•       by St. Jude Medical, if Endocardial or its board of directors recommends that Endocardial’s stockholders approve any acquisition proposal other than the merger; or

•       by Endocardial, if Endocardial’s board of directors has changed its recommendation of the transaction in favor of a superior proposal and Endocardial has otherwise fulfilled its obligations with regard to such superior proposal.

Fee if the Merger Agreement is Terminated

Endocardial must pay to St. Jude Medical a cash termination fee of $4.5 million if the merger agreement is terminated:

•       by St. Jude Medical because Endocardial’s board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation to approve the merger agreement, or modifies or changes its recommendation in a manner adverse to the interests of St. Jude Medical;

•       by St. Jude Medical because Endocardial or its board of directors recommends that Endocardial’s stockholders approve any acquisition proposal other than the merger; or

•       by Endocardial because its board of directors has changed its recommendation of the transaction in favor of a superior proposal and Endocardial has otherwise fulfilled its obligations with regard to such superior proposal.

If Endocardial fails to pay the termination fee when it becomes payable pursuant to the merger agreement, then interest shall accrue at a rate of 8.5%, compounded monthly.

Amendment and Waiver

The parties may amend the merger agreement at any time prior to or after the approval of matters presented in connection with the merger by stockholders of Endocardial, except that after any such approval, the amount of consideration may not be reduced and the form of consideration payable to stockholders pursuant to the merger agreement may not be changed without further approval of Endocardial’s stockholders.

Before the merger, any provision of the merger agreement may be waived by the party benefited by the provision in a written document signed by that party. Endocardial will send you written notice of amendments to or waivers of material provisions of the merger agreement which may occur prior to the special meeting of stockholders. If a material condition is waived prior to the special meeting of stockholders, Endocardial will amend the proxy statement and mail the revised proxy statement to you. As of the date of this mailing, the parties have no plans to amend the merger agreement or waive any material conditions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Endocardial’s Common Stock as of September 23, 2004, by (i) each person who is known by Endocardial to own beneficially more than 5% of the outstanding common stock of Endocardial, (ii) each director and executive officer of Endocardial, and (iii) all directors and executive officers of Endocardial as a group. Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them. The number of shares of Endocardial common stock outstanding on September 23, 2004 was 22,143,300.

	Number of Shares Beneficially Owned(1)	Number of Options Beneficially Owned(2)	Percentage of Outstanding Shares
Kopp Investment Advisors, LLC(3) 7701 France Avenue South Suite 500 Edina, MN 55435	4,014,383	0	18.1%
James W. Bullock	95,000	740,000	3.3
Graydon E. Beatty	152,000	120,000	1.1
Frank J. Callaghan	75	219,250		*
Richard J. Omilanowicz	0	178,250		*
J. Robert Paulson	0	170,000		*
Patrick J. Wethington	0	76,212		*
Robert G. Hauser, M.D.	4,500	42,500		*
Richard D. Randall	0	37,500		*
Warren S. Watson	0	37,500		*
J.P. Peltier	2,500	32,500		*
Richard J. Nigon	0	32,500		*
Mark T. Wagner	2,000	22,500		*
All executive officers and directors as a group (12 persons)	256,075	1,708,712	7.7

*                    Less than 1%.

(1)          Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Except as indicated by footnote, Endocardial believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of common stock indicated.

(2)          All options to purchase shares of Endocardial common stock that are outstanding immediately prior to the merger will accelerate and become exercisable upon the closing of the merger. Shares of common stock underlying options or warrants issued as of September 23, 2004 are deemed outstanding for computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(3)          Based on information provided to Endocardial, as of June 30, 2004, Kopp Investment Advisors, LLC (KIA) indicated that it is the beneficial owner of 4,014,383 shares of common stock, with sole voting power with respect to 3,263,083 of the shares and sole dispositive power with respect to 2,135,703 of the shares and shared dispositive power with respect to 1,878,680 of the shares. KIA shares beneficial ownership with Kopp Holding Company, LLC, Kopp Holding Company, LeRoy C. Kopp and Kopp Emerging Growth Fund. Even though KIA exercises investment discretion as to the 1,878,680 shares over which it has shared dispositive power, it has disclaimed any beneficial interest in these shares.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Endocardial common stock. Endocardial stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Endocardial will require strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement as Appendix C.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix C of this proxy statement.

Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes Endocardial’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•       You must deliver to Endocardial a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. Failure to vote against adoption of the merger agreement will not constitute waiver of your appraisal rights.

•       You must not vote in favor of adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Endocardial common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Endocardial common stock.

All demands for appraisal should be addressed to the Secretary at Endocardial Solutions, Inc., 1350 Energy Lane, Suite 110, St. Paul, Minnesota 55108, and must be delivered to Endocardial before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Endocardial common stock. The demand must reasonably inform Endocardial of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Endocardial common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner, a record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Endocardial common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten days after the effective date of the merger, St. Jude Medical must give written notice that the merger has become effective to each Endocardial stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Endocardial common stock. Within 120 days after the effective date, either St. Jude Medical or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. St. Jude Medical has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. You will not receive notice specifying the deadline by which you must file such petition, and you must calculate the deadline by counting 120 days from the date of effectiveness of the merger. As described above, St. Jude Medical will notify you of the effective date of the merger.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to St. Jude Medical, St. Jude Medical will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Endocardial common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon St. Jude Medical and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Endocardial common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date of the merger.

In view of the complexity of Section 262, Endocardial stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

OTHER MATTERS

You should rely only on the information contained in this proxy statement or incorporated herein by reference to vote your shares at the special meeting. Endocardial has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated December 20, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.

In order to be considered for inclusion in the proxy statement for Endocardial’s 2005 Annual Meeting of Stockholders, if held, any stockholder proposal intended to be presented at the meeting must be received by Endocardial on or before December 23, 2004. The 2005 annual meeting will be held only if the merger is not completed.

The board of directors of Endocardial does not intend to bring before the meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

Endocardial and St. Jude Medical file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Endocardial or St. Jude Medical files at the SEC’s public reference room in Washington D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Endocardial’s and St. Jude Medical’s public filings are also available to the public from document retrieval services and Endocardial’s public filings are also available to the public at the Internet website maintained by the SEC at http: //www.sec.gov. and under the “Investor Relations” tab on Endocardial’s website at www.Endocardial.com.

APPENDIX A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

AMONG

ST. JUDE MEDICAL, INC.

DRAGONFLY MERGER CORP.,

AND

ENDOCARDIAL SOLUTIONS, INC.

Dated as of September 29, 2004

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

A-i

A-ii

A-iii

LIST OF EXHIBITS

Exhibit A—Certificate of Merger	Section 1.2
Exhibit B—Certificate of Incorporation of the Surviving Corporation	Section 1.4

A-iv

AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 29, 2004 (this “Agreement”), is among St. Jude Medical, Inc., a Minnesota corporation (“Buyer”), Dragonfly Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Sub”), and Endocardial Solutions, Inc., a Delaware corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”) to amend and restate in its entirety the Agreement and Plan of Merger dated September 23, 2004 among Buyer, Sub and the Company (the “Original Agreement”) to correct a scrivener’s error in Section 6.3(e). Upon the execution of this Agreement, the Original Agreement shall be deemed in full force and effect from the date thereof solely as amended and restated hereby. All references herein to “the date hereof”, “the date of this Agreement” or any words to that effect shall be deemed to refer to September 23, 2004.

RECITALS:

A.   The respective Boards of Directors of Buyer, Sub and the Company have approved and declared advisable the merger of Sub with and into the Company upon the terms and subject to the conditions of this Agreement (the “Merger”), and the respective Boards of Directors of Buyer, Sub and the Company have approved and adopted this Agreement;

B.   The respective Boards of Directors of Buyer and the Company have determined that the Merger is in the best interest of their respective stockholders; and

C.   The Company is a corporation organized under the laws of the state of Delaware and has authorized 40,000,000 shares of common stock, $0.01 par value per share (the “Company Common Stock”), of which 22,143,300 shares are outstanding and 10,000,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Stock”), of which no shares are outstanding (the Company Common Stock and the Company Preferred Stock are collectively referred to as the “Company Capital Stock”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1      The Merger.   Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 1.2      Effective Time.   Subject to the terms and conditions set forth in this Agreement, on the Closing Date: (a) the Certificate of Merger (the “Certificate of Merger”) substantially in the form of Exhibit A shall be duly executed by the Company and Sub and thereafter filed with the Secretary of State of the State of Delaware, and (b) the parties shall make such other filings with the Secretary of State of the State of Delaware as shall be necessary to effect the Merger. The Merger shall become effective at such time as a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such later time as Buyer and the Company may agree upon and as may be set forth in the Certificate of Merger. The time the Merger becomes effective is referred to herein as the “Effective Time”.

Section 1.3      Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all properties, rights privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4      Certificate of Incorporation and By-laws; Directors and Officers.

(a)    The Certificate of Incorporation of the Surviving Corporation in effect at the Effective Time will be amended in its entirety at the Effective Time to read as set forth in Exhibit B hereto and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law. The By-laws of Sub in effect at the Effective Time will be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

(b)   The directors of Sub at the Effective Time shall automatically, and without further action, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.5      Conversion of Securities.   As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any capital stock of the Constituent Corporations:

(a)    Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time.

(b)   All shares of Company Capital Stock that are held in the treasury of the Company and any shares of Company Capital Stock owned by Buyer or Sub or any other Subsidiary of Buyer, direct or indirect, shall automatically be canceled and retired and shall cease to exist and no capital stock of Buyer or other consideration shall be delivered in exchange therefor.

(c)    At the Effective Time, each then issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares described in Section 1.5(b)) shall immediately cease to be outstanding, shall automatically be cancelled and retired, shall cease to exist, and shall be converted into the right to receive $11.75 (the “Per Share Price”) to be distributed in accordance with this Section 1.5(c), 1.6, and 1.7. At the Effective Time, each holder of Company Capital Stock shall cease to have any rights with respect to such issued and outstanding shares (other than Dissenting Shares) of Company Capital Stock (including, without limitation, the right to vote), except for the right to receive the Per Share Price. Unless the context otherwise requires, each reference in this Agreement to shares of Company Common Stock shall include the associated Company Rights. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Per Share Price shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(d)   All outstanding options exercisable into shares of Company Common Stock, but unexercised immediately prior to the Effective Time will be treated as set forth in Section 5.5 hereof.

Section 1.6      Payment of Per Share Price.

(a)    Buyer shall appoint Wells Fargo Bank, N.A., or other commercial bank or trust company as a paying agent (the “Paying Agent”) for the benefit of the holders of Company Common Stock that are not Dissenting Shares and who are entitled to receive the Per Share Price (collectively, the “Holders”). At or immediately prior to the Effective Time, Buyer shall make available to the Paying Agent an amount of cash sufficient to permit payment of the Per Share Price to the Holders (the “Exchange Fund”). The Paying Agent shall exchange the shares of Company Common Stock for the Per Share Price in accordance with the terms of this Article I, through such reasonable procedures as the Paying Agent or Buyer may adopt.

(b)   As soon as practicable after the Effective Time, Buyer or the Paying Agent shall cause to be mailed to each record holder of a certificate or certificates that immediately prior to the Effective Time represented Company Common Stock converted in the Merger (the “Certificates”) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall contain instructions for use in effecting the surrender of the Certificates and payment of the Per Share Price). Upon surrender for cancellation to the Paying Agent of a Certificate held by any Holder, together with such letter of transmittal, duly executed, the Holder of such Certificate shall be entitled to receive in exchange therefor that amount of cash equal to the Per Share Price for each share of Company Common Stock represented by the Certificate. Any Certificate so surrendered shall forthwith be canceled.

(c)    Notwithstanding the foregoing, no amounts shall be payable at the Effective Time with respect to any Dissenting Shares or any shares of Company Capital Stock with respect to which dissenters’ rights have not terminated. In the case of Dissenting Shares, payment shall be made in accordance with Section 1.12 and the DGCL. In the case of any shares of Company Capital Stock with respect to which dissenters’ rights have not terminated as of the Effective Time, if such shares of Company Capital Stock become Dissenting Shares, payment shall be made in accordance with Section 1.12 and the DGCL, and if, instead, the dissenters’ rights with respect to such shares irrevocably terminate after the Effective Time, such shares of Company Capital Stock shall be entitled to receive the Per Share Price in accordance with the provisions of this Section 1.6.

(d)   Any portion of the Exchange Fund that remains undistributed to the former Holders for six months after the Effective Time shall be delivered to Buyer, upon demand of Buyer, and any former Holders who have not theretofore complied with this Article I shall thereafter look only to Buyer for payment of the Per Share Price. Neither Buyer nor the Surviving Corporation shall be liable to any holder of Shares for cash delivered to a public official in connection herewith pursuant to any applicable abandoned property, escheat or similar law.

Section 1.7      Transfer Taxes; Withholding.   If any cash is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Buyer or the Paying Agent any transfer or other taxes required by reason of the payment of cash in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Buyer or the Paying Agent that such tax has been paid or is not applicable. Buyer or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Buyer or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Buyer or the Paying Agent and transmitted by Buyer or the Paying Agent to the appropriate taxing authority with attribution to each specific Holder.

Section 1.8      No Further Ownership Rights in Company Common Stock.   All amounts paid to Holders upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such Certificates.

Section 1.9      Closing of Company Transfer Books.   At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Buyer, such Certificates shall be canceled and exchanged as provided in this Article I.

Section 1.10    Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against them with respect to such Certificate, Buyer will pay in exchange for such lost, stolen or destroyed Certificate the amounts to which the holders thereof are entitled pursuant to Section 1.5.

Section 1.11    Further Assurances.   If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

Section 1.12    Dissenters’ Rights.

(a)    Shares of Company Capital Stock that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which a demand for payment and appraisal has been properly made in accordance with Section 262 of the DGCL (“Dissenting Shares”) or shares that have not voted in favor of the Merger and with respect to which dissenters’ rights have not terminated will not be converted into the right to receive from the Surviving corporation the Per Share Price otherwise payable with respect to such shares at or after the Effective Time. If a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws his or her demand for such payment and appraisal or such Dissenting Shares (or such other shares with respect to which dissenters’ rights have not terminated) become ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares (or, in the case of such other shares, the dissenters’ rights shall have terminated) and each share of Company Common Stock will be converted into the right to receive, and will be exchangeable for, the Per Share Price into which such Dissenting Shares would have been converted pursuant to Section 1.5.

(b)   The Company shall give Buyer and Sub prompt notice of any demand received by the Company from a holder of Dissenting Shares for appraisal of shares of Company Capital Stock, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Buyer and Sub, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of Section 262 of the DGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor after the value therefor has been agreed upon or finally determined pursuant to such provisions, and any Per Share Price that would have been payable with respect to such Dissenting Shares will be retained by Buyer.

Section 1.13    Closing.   The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Buyer, One Lillehei Plaza, St. Paul, Minnesota no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) (the “Closing Date”) or at such other time and place as Buyer and the Company shall agree.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF BUYER AND SUB

Buyer and Sub represent and warrant to the Company as follows:

Section 2.1      Organization, Standing and Power.   Each of Buyer and Sub is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Buyer and Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

Section 2.2      Authority.   On or prior to the date of this Agreement, the respective Boards of Directors of Buyer and Sub have declared the Merger advisable and have approved and adopted this Agreement in accordance with the Minnesota Business Corporation Act and the DGCL, respectively. Each of Buyer and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Sub and the consummation by Buyer and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including all Board action) on the part of Buyer and Sub, subject to the filing of an appropriate Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by Buyer and Sub, and (assuming the valid authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes the valid and binding obligation of Buyer and Sub enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles..

Section 2.3      Consents and Approvals; No Violation.   Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 have been obtained and all filings and obligations described in this Section 2.3 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer or Sub under, any provision of (a) the Articles of Incorporation or the By-laws of Buyer, each as amended to date, (b) the Certificate of Incorporation or the By-laws of Sub, each as amended to date, (c) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Buyer or any of its Subsidiaries, or (d) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or Sub or any of their respective properties or assets, other than, in the case of clauses (c) or (d), any such violations, defaults, rights, losses, Liens that, individually or in the aggregate, would not materially impair the ability of Buyer or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to Buyer or Sub in connection with the execution and delivery of this Agreement by Buyer or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the “State Takeover Approvals”), (v) any of such items as may be required under foreign laws, and (vi) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, materially impair the ability of Buyer or Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby.

Section 2.4      Financing.   Buyer and Sub collectively have, and will have at the Effective Time, sufficient funds to pay the Per Share Price for all outstanding shares of Company Common Stock pursuant to this Agreement and to perform Buyer’s and Sub’s obligations under this Agreement.

Section 2.5      Litigation.   There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent the consummation of, the Merger or any other transaction contemplated by this Agreement.

Section 2.6      Ownership of Sub; No Prior Activities.   Sub is a direct wholly owned subsidiary of Buyer. Sub has not conducted any activities other than in connection with the organization of Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Sub has no Subsidiaries.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the letter dated the date hereof and delivered on the date hereof by the Company to Buyer, which relates to this Agreement and is designated therein as the Company Letter (the “Company Letter”), which exceptions specifically reference the Sections to be qualified. In all other respects, each representation and warranty set out in this Article III is not qualified in any way whatsoever, and is made and given with the intention of inducing Buyer and Sub to enter into this Agreement. The Company represents and warrants to Buyer and Sub as follows:

Section 3.1      Organization, Standing and Power.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified that would not, individually or in the aggregate, have a Material Adverse Effect.

The Company has previously delivered to Buyer accurate and complete copies of its Certificate of Incorporation (the “Company Charter”) and By-laws as currently in full force and effect. There have been no predecessor entities of the Company.

Section 3.2      Capital Structure.

(a)    The authorized capital stock of the Company consists of forty million shares of Company Common Stock and ten million shares of Company Preferred Stock. At the close of business on September 23, 2004, (i) 22,143,300 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held in the treasury of the Company, (iv) 1,242,515 shares of Company Common Stock were reserved for issuance pursuant to the Company’s 2003 Stock Incentive Plan (the “2003 Plan”); (v) 2,250,959 shares of Company Common Stock were reserved for issuance under the Company’s 1993 Long-Term Incentive and Stock Option Plan (the “1993 Plan”); and (vi) 205,000 shares of Company Common Stock were reserved for issuance under the Company’s Directors’ Stock Option Plan (the “Director Plan”) (collectively with the 2003 Plan, the 1993 Plan and the Director Plan, the “Company Stock Option Plans”). No shares of Company Capital Stock are held by any Subsidiary of the Company.

(b)   Section 3.2 (b) of the Company Letter contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase shares of Company Capital Stock issued under the Company Stock Option Plans (collectively, the “Company Stock Options”), including the holder, date of grant, term, acceleration of vesting or exercisability, if any, whether such option is a nonqualified stock option or incentive stock option, any restrictions on the exercise or sale of such option or the underlying shares (other than any restrictions set forth in the Company Stock Option Plans), exercise price and number of shares of Company Capital Stock subject thereto. Except for the Company Stock Options and for the stockholder rights (the “Company Rights”) issued pursuant to the Rights Agreement dated as of August 25, 1999 between the Company and Wells Fargo Bank Minnesota, National Association (formerly Norwest Bank Minnesota), as Rights Agent (the “Company Rights Agreement”), there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. All Company Stock Options and all shares of Company Capital Stock issued pursuant to the exercise of options granted under the Company Stock Option Plans have been granted or issued, respectively, and all shares of Company Common Stock to be issued pursuant to the Company Stock Option Plans prior to the Closing will be issued, in compliance with the Securities Act of 1933, as amended (the “Securities Act”). Except as set forth in Section 3.2(b) of the Company Letter, none of the terms of the Company Stock Options provide for accelerated vesting as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c)    A list of all outstanding shares of Company Common Stock subject to repurchase by the Company or that is otherwise subject to a risk of forfeiture or other condition under the 2003 Plan (as hereinafter defined), any applicable restricted stock purchase agreement, or other agreement with the Company is set forth in Section 3.2(c) of the Company Letter, including the holder, date of grant, acceleration of vesting or lapse of restrictions, if any, any restrictions on the sale of such shares (other than any restrictions set forth in the Company Stock Option Plans), and number of shares.

(d)   Except as set forth in Section 3.2(d) of the Company Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of or any equity interests in the Company or any Subsidiary. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company or another subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Section 3.2(d) of the Company Letter contains a correct and complete list as of the date of this Agreement of each of the Company’s Subsidiaries. Except as set forth on Section 3.2(d) of the Company Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by (x) any agreement or commitment pursuant to which the Company or any Subsidiary of the Company is or could be required to register any securities under the Securities Act or (y) any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which stockholders of the Company may vote.

(e)    The Company does not own an equity interest in any other Person (other than a Subsidiary).

(f)    There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of Company Capital Stock.

Section 3.3      Authority.

(a)    The Company has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to the approval of this agreement by the Company’s stockholders and the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and Sub and the validity and binding effect of the Agreement on Buyer and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)   Without limiting the generality of the foregoing, on or prior to the date of this Agreement, the Board of Directors of the Company (the “Company Board”) has unanimously (i) declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, and approved and adopted this Agreement in accordance with the DGCL, (ii) resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, and (iii) has not withdrawn or modified such approval or resolution to recommend.

Section 3.4      Consents and Approvals; No Violation.   Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made and any waiting periods thereunder have terminated or expired, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any provision of (a) the Company Charter or the By-laws of the Company, (b) any Material Contract, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except, (A) with respect to clauses (b) and (c), for any such violations, defaults, losses or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect and (B) with respect to clause (b), those consents listed in Section 3.4(b) of the Company Letter. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) the filing of Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) State Takeover Approvals, (v) under the Exchange Act, (vi) any of such items as may be required under foreign laws.

Section 3.5      SEC Reports; Financial Statements.

(a)    The Company has filed all required forms, reports and documents with the SEC since December 31, 1999 (the “Company SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) and each Applicable Law as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded or amended by a Company SEC Report filed subsequently and prior to the date hereof. The consolidated financial statements of the Company included in the Company SEC Reports (the “Financial Statements”) fairly presented in all material respects, in conformity with United States generally accepted accounting principles applied on a consistent basis (except (i) as may be indicated in the notes thereto and (ii) that unaudited statements are subject to normal year-end adjustments that did not and would not, individually or in the aggregate, have a Material Adverse Effect, and do not contain footnotes in substance or form required to the extent permitted by Form 10-Q of the Exchange Act), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b)   The Company has heretofore made, and hereafter will make, available to Buyer a complete and correct copy of any amendments or modifications that are required to be filed with or submitted to the SEC but have not yet been filed with or submitted to the SEC to agreements, documents or other instruments that previously had been filed with or submitted to the SEC by the Company pursuant to the Exchange Act.

(c)    Each Company SEC Report containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(d)   Except as set forth in Section 3.5(d) of the Company Letter, since December 31, 1999, neither the Company nor any Subsidiary of the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(e)    To the knowledge of the Company, no employee of the Company or any Subsidiary of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law. Neither the Company nor any Subsidiary of the Company nor any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

Section 3.6      No Default.   Except as set forth in Section 3.6 of the Company Letter, the Company is not in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or By-laws, (ii) any Material Contract that is listed in Section 3.11(b)(i) of the Company Letter, or (iii) any material order, writ, injunction, decree, law, statute, rule, or regulation applicable to the Company or any of its properties or assets.

Section 3.7      Absence of Certain Changes or Events.

(a)    Except as and to the extent disclosed in the Company SEC Reports filed on or before the date hereof, since June 30, 2004 (the “Company Balance Sheet Date”), (i) the Company and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent), or entered into any oral or written agreement or other transaction, that is not in the ordinary course of business, (ii) the Company and its Subsidiaries have not sustained any material loss or material interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance), (iii) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to Company Stock Options, in the ordinary course of business consistent with past practices; (iv) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (v) there has not been (a) any adoption of a new Company Plan (as hereinafter defined), (b) any amendment to a Company Plan increasing benefits thereunder, (c) any granting by the Company or any of its Subsidiaries to any executive officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the Company Balance Sheet Date, (d) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination agreements in effect as of the Company Balance Sheet Date, or

(e) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer, (vi) there has not been any change in the amount or terms of the indebtedness of the Company or any of its Subsidiaries from the Balance Sheet Date, and (vii) other than amendment of the Company Rights Plan pursuant to Sections 3.30 and 5.9 hereof, amendment of any term of any outstanding security of the Company or any Subsidiary.

(b)   Except as and to the extent disclosed in the Company SEC Reports filed on or before the date hereof, since the Company Balance Sheet Date there has been no event causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, “Material Adverse Change” or “Material Adverse Effect” mean, when used with respect to the Company, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise) of the Company, taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (i) economic conditions generally in the United States or foreign economies in any locations where the Company and its Subsidiaries have material operations or sales; (ii) conditions generally affecting the industries in which the Company participates, provided, with respect to clauses (i) and (ii), the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on the Company, (iii) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence on the date of this Agreement and disclosed in the Company Letter; (iv) any action taken by the Company with Buyer’s express written consent (except that consent to action taken to respond to a Material Adverse Effect or a Material Adverse Change shall not be deemed any waiver by Buyer as to the event or circumstance giving rise to such Material Adverse Effect or Material Adverse Change); (v) the announcement or pendency of the Merger to the extent the same causes cancellation or delay in placing customer or potential customer orders, (vi) any change in the trading price of the Company’s common stock in and of itself; or (vii) any failure, in and of itself, by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to clauses (vi) and (vii), the facts or circumstances giving rise or contributing to such change in trading price or failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect).

(c)    Since the Balance Sheet Date, the Company has not incurred any liabilities (including Tax liabilities), of any nature, whether absolute or contingent, of a type required to be recorded on a balance sheet or disclosed in the notes thereto under GAAP other than liabilities incurred in the ordinary course, none of which would, in the aggregate, have a Material Adverse Effect. As of the date hereof, the Company has only the indebtedness for borrowed money shown in Section 3.7(c) of the Company Letter.

Section 3.8      Permits and Compliance.

(a)    The Company and its Subsidiaries are and at all times have been in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has been in violation of (i) any Company Permits, or (ii) any applicable law, ordinance, administrative, or governmental rule or regulation, including any consumer protection, equal opportunity, customs, export control, foreign trade, foreign corrupt practices (including the Foreign Corrupt Practices Act), patient confidentiality, health, health care industry regulation and third-party reimbursement laws including under any Federal Health Care Program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, the “SSA”)), except in the case of any violations of any law, ordinance, administrative, or governmental rule or regulation described in (ii) that would not, individually or in the aggregate, have a Material Adverse Effect.

(b)   The Company is not subject to any consent decree from any Governmental Entity. The Company has not received any warning letter from the FDA during the last three years. The Company has received no communication from any regulatory agency or been notified during the last three years that any product approval is withdrawn or modified or that such an action is under consideration. Without limiting the foregoing, the Company is in compliance, in all respects, with all current applicable statutes, rules, regulations, guidelines, policies or orders administered or issued by the FDA or comparable foreign Governmental Entity including FDA’s Quality System Regulation, 21 C.F.R. Part 820; the Company does not have knowledge of any facts which furnish any reasonable basis for any Form FDA-483 observations or regulatory or warning letters from the FDA, Section 305 notices, or other similar communications from the FDA or comparable foreign entity; and since April 30, 1999, there have been no recalls, field notifications, alerts or seizures requested or threatened relating to the Company’s products, except set forth in Section 3.8 of the Company Letter. The Company’s products, where required, are being marketed under valid pre market notifications under Section 510 (k) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §360(k), and 21 C.F.R. Part 807, Subpart E (“510(k)’s”) or pre-market approval applications approved by the FDA in accordance with 21 U.S.C.§360(e) and 21 C.F.R. Part 814 (“PMA’s”). All 510(k)’s and PMA’s for the Company’s products are exclusively owned by the Company, and there is no reason to believe that FDA is considering limiting, suspending, or revoking any such 510(k)’s or PMA’s or changing the marketing classification or labeling of any such products. To the knowledge of the Company, there is no false information or significant omission in any product application or product-related submission to the FDA or comparable foreign Governmental Entity. The Company has obtained all necessary regulatory approvals from any foreign regulatory agencies related to the products distributed and sold by the Company. Neither the Company nor any Subsidiary, nor the officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. §1001.1001) of the Company or any Subsidiary: (i) have engaged in any activities which are prohibited under, or are cause for civil penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, or 1877 of SSA or related state or local statutes, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of SSA; (iii) have been excluded from participation under any Federal Health Care Program; or (iv) have been convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2), or (b)(3) of SSA.

(c)    There are no contracts or agreements of the Company or its Subsidiaries having terms or conditions which would have a Material Adverse Effect on the Company or having covenants not to compete that materially impair the ability of the Company to conduct its business as currently conducted or would reasonably be expected to impair Buyer’s ability to conduct its businesses in any material respect.

Section 3.9      Tax Matters.   Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and its Subsidiaries have timely filed (taking account of extensions to file that have been properly obtained) all Tax Returns (as hereinafter defined) required to have been filed by them, and such Tax Returns are correct and complete in all respects; (ii) the Company and each of its Subsidiaries has timely paid (taking account of extensions to pay that have been properly obtained) all Taxes (as hereinafter defined) shown on such Tax Returns as having been due; (iii) the Company and each of its Subsidiaries has complied in all respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes; (iv) neither the Company nor any Subsidiary has waived any statute of limitations in respect of its Taxes, which remains open; (v) no federal, state, local, or foreign audits or administrative proceedings, of which the Company or any Subsidiary has notice, are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and the Company and its Subsidiaries have not received a written notice of any proposed audit or proceeding from the Internal Revenue Service (“IRS”) or any other taxing authority; (vi) there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company and its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law); (vii) the Company and its Subsidiaries have complied with the requirements of Section 482 of the Internal Revenue Code of 1986, as amended (the “Code”) and similar laws of foreign jurisdictions with respect to intercompany transactions and have maintained complete and accurate records to substantiate the pricing of such transactions; (viii) no claim has been made by any taxing authority in any jurisdiction where the Company and its subsidiaries do not file Tax Returns that they are or may be subject to Tax by that jurisdiction; (ix) neither the Company nor any subsidiary has been a member of an affiliated group of corporations (within the meaning of Section 1504(a)) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined, or unitary income tax return under comparable provisions of state, local, or foreign tax law) for any taxable period, other than a group the common parent of which is Company; (x) the Company does not have any obligation under any agreement or arrangement with any other Person with respect to Taxes of such other Person (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provision of state, local or foreign tax law) including any liability for Taxes of any predecessor entity; (xiv) the unpaid Taxes of the Company and its Subsidiaries do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) set forth or included in the Company’s most recent balance sheet as adjusted for the passage of time through the Closing Date, and (xi) Section 3.9 of the Company Letter sets forth all foreign jurisdictions in which the Company or any of its subsidiaries are subject to Tax, are engaged in business or have a permanent establishment. For purposes of this Agreement: (A) “Taxes” means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer, excise, capital, or net worth tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest thereon or penalty imposed with respect thereto by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined, or any other basis, and shall include any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement, or otherwise), and (B) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.10    Actions and Proceedings.   Except as set forth in Section 3.10 of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, any of the Company’s or its Subsidiaries properties, assets or business or any Company Plan (as hereinafter defined). Except for any actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers’ compensation) for which the Company’s reasonably expected uninsured exposure, in the aggregate, is less than $300,000, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers’ compensation) pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their respective directors, officers, employees, consultants, agents or stockholders, as such, or any of the Company’s or the Subsidiaries’ properties, assets or business or any Company Plan.

Section 3.11    Certain Agreements.

(a)    Except as set forth in Section 3.11(a) of the Company Letter, neither the Company or any of its Subsidiaries is a party to any oral or written agreement, program, plan or other arrangement relating to the compensation of employees of the Company, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) (collectively the “Compensation Agreements”), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Section 3.11(a) of the Company Letter sets forth for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such Person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof. There is no current indebtedness owed to the Company or any of its Subsidiaries from each officer, director or employee of the Company or any of its Subsidiaries.

(b)   Set forth in Section 3.11(b) of the Company Letter is a list of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof or to which any of its assets are bound. Prior to the date hereof, the Company has made available true and complete copies of all such Material Contracts to Buyer. “Material Contracts” means any of the following contracts, agreements or arrangements (other than purchase or sales orders entered into in the ordinary course), whether written or oral, currently in effect and binding:

(i)         each “material contract” (as such term is defined in Item 601(b)(10)(ii) of Regulation S-K promulgated by the Securities Exchange Commission);

(ii)       any contract or commitment that involves a dollar amount in excess of $100,000 or extends for a period of 12 months or more (other than any contract or commitment that is terminable on 90 days notice without penalty);

(iii)      any employment contracts with employees, or other agreement with any agents or consultants involving annual compensation exceeding $100,000;

(iv)       any contract with sales or other agents, brokers, franchisees, distributors or dealers;

(v)        any partnership or joint venture agreement;

(vi)       any lease or other occupancy or use agreements related to Real Estate, or any options, rights of first refusal or other interests in any Real Estate;

(vii)     any agreements giving any party the right to renegotiate or require a reduction in price or refund of payments previously made;

(viii)    any agreements for the borrowing or lending of money and any guaranty agreement or other evidence of indebtedness;

(ix)       any agreements that contain any provisions requiring the Company or any of its Subsidiaries to indemnify any other party thereto other than (A) product warranties of the Company, (B) indemnities set forth in lease agreements related to Real Estate provided pursuant to (vi) above;

(x)        any agreement for the sale of goods or services to any Governmental Entity;

(xi)       any agreement granting any Person a Lien on any of the assets of the Company or any of its Subsidiaries;

(xii)     any bonus, executive or deferred compensation, profit sharing, pension or retirement, stock option or stock purchase, hospitalization, insurance, medical reimbursement or other plan, agreement or arrangement or practice providing employee or executive benefits to any officer or employee or former officer or former employee;

(xiii)    any non-competition or confidentiality agreement relating to the business of the Company or any of its Subsidiaries or any other contract restricting its right to conduct the business of the Company or any of its Subsidiaries at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas, customers, suppliers or lines of business; or

(xiv)     any license agreement granting any right to use or practice any rights under any Intellectual Property (whether inbound or outbound).

(c)    Except as set forth on Section 3.11(c) of the Company Letter, and except as would not, individually or in the aggregate, have a Material Adverse Effect: each Material Contract is a legal, valid and binding agreement of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries (or to the knowledge of the Company, any other party thereto) is in default under any Material Contract, and none of such Material Contracts has been canceled by the other party thereto; each Material Contract is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company or any Subsidiaries party thereto which would entitle the other party to such Material Contract to terminate the same or declare a default or event of default thereunder; to the knowledge of the officers of the Company and its Subsidiaries, the Company and its Subsidiaries are not in receipt of any claim of default under any such agreement.

Section 3.12    ERISA.

(a)    Each Company Plan is listed in Section 3.12(a) of the Company Letter. With respect to each Company Plan, the Company has made available to Buyer a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the applicable government agency, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (vii) the most recent determination letter or opinion letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (viii) any request for a determination currently pending before the IRS, (ix) all correspondence with the IRS, the Department of Labor, or Pension Benefit Guaranty Corporation relating to any outstanding controversy or with respect to any matter that has been resolved in the previous three years and (x) all forms and certificate samples used to comply with Sections 4980, 9801 and 9802 of the Code. Each Company Plan complies in form and has complied in operation in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. Except as set forth in Section 3.12(a) of the Company Letter, no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived. Neither the Company nor any of its ERISA Affiliates (as hereinafter defined) has had any obligation to contribute to any Company Multiemployer Plan within the past six (6) years. No action has been taken, or is currently being considered, to terminate or withdraw from any Company Plan subject to Title IV of ERISA and there is no reason to believe the Pension Benefit Guaranty Corporation would initiate the termination of any such Plan. No Company Plan, nor any trust created thereunder, has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived.

(b)   Except for routine contributions due and owing, with respect to the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Subsidiary or ERISA Affiliate or Company Plan fiduciary could be subject to any material liability under the terms of such Company Plans, ERISA, the Code or any other applicable law. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Except as disclosed in Section 3.12(b) of the Company Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any material liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

(c)    As used herein, (i) “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (including a Company Multiemployer Plan)), a “welfare plan” (as defined in Section 3(1) of ERISA), and any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, program, agreement, arrangement or understanding, in each case established or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or as to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability, (ii) “Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its Subsidiaries or ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and (iii) “ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

(d)   Section 3.12(d) of the Company Letter contains a list of all (i) severance and employment agreements with employees of the Company and each Subsidiary and ERISA Affiliate, (ii) severance programs and policies of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and each Subsidiary and ERISA Affiliate with or relating to its employees containing change of control or similar provisions.

(e)    Except as set forth in Section 3.12(e) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated hereby including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(f)    There is no Company Plan that is subject to the laws of a foreign government or jurisdiction.

Section 3.13    Compliance with Worker Safety Laws.   The properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”). With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws.

Section 3.14    Products.   Since December 31, 1999, other than service support claims made in the ordinary course of business regarding the Company’s products currently under warranty, neither the Company nor any of its Subsidiaries has received a claim for or based upon breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and there is no basis for any such claim.

Section 3.15    Labor and Employment Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the “Company Business Personnel”), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries or by any Person pursuant to the National Labor Relations Act or any comparable state agency or foreign law pending or threatened in writing with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that may interfere with the respective business activities of the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with all Applicable Laws relating to the employment of labor.

(b)   Except for such incorrect classifications as would not be expected to result in a liability of more than $300,000 in the aggregate, (i) all individuals who are performing consulting or other services for the Company or any Subsidiary of the Company are or were correctly classified by the Company as either “independent contractors” or “employees” as the case may be and (ii) all employees of the Company and any Subsidiary of the Company have been correctly classified as “exempt” or “non-exempt” under the Fair Labor Standards Act.

(c)    Section 3.15(c) of the Company Letter contains a list of the name of each officer, employee and independent contractor of the Company and each Subsidiary of the Company, together with such person’s position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person. The Company has made available to Buyer all form 1099s filed with the IRS for the past three years.

Section 3.16    Intellectual Property.

(a)    As used herein, the term “Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

(b)   Section 3.16(b)(1) of the Company Letter sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by the Company or any of its Subsidiaries (collectively “Company Registered Marks”), Section 3.16(b)(2) of the Company Letter sets forth an accurate and complete list of all Patents owned by the Company or any of its Subsidiaries (collectively the “Company Patents” and, together with the Company Registered Marks and the Company Patents, the “Company Registered IP”). Neither the Company nor any Subsidiary owns any registered Copyrights or pending applications for registration of Copyrights. No Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. The Company Registered IP relating to the Company’s existing products and products currently under development is valid, subsisting and, to the knowledge of the Company, enforceable, and no notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Registered IP has been received by the Company or any of its Subsidiaries. Except as may be set forth in Section 3.16(b) of the Company Letter, (i) the Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, and (ii) all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been timely paid, except for any such actions and failures as would not, individually or in the aggregate, have a Material Adverse Effect.

(c)    The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Intellectual Property owned by the Company or its Subsidiaries and maintain the confidentiality of all material Trade Secrets of the Company or its Subsidiaries. All current or former employees, consultants and contractors who have participated in the creation of any Intellectual Property that is used by the Company or its Subsidiaries have entered into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (which have previously been made available to Buyer).

(d)   The Company or its Subsidiaries own, or possess adequate licenses or other valid rights to use, all of the Intellectual Property that is necessary for the conduct or contemplated conduct of the Company’s businesses. None of the Intellectual Property owned by the Company or its Subsidiaries is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company or its Subsidiaries.

(e)    The rights licensed under each agreement granting to the Company any material right or license under or with respect to any Intellectual Property owned by a third party shall be exercisable by the Surviving Corporation on and after the Closing to the same extent in all material respects as by the Company or its Subsidiaries prior to the Closing. No loss or expiration of any such agreement is pending or reasonably foreseeable or, to the knowledge of the Company, threatened. Any and all license fees, royalties, or other amounts due with respect to any such licensed Intellectual Property licensed have been paid in full. Neither the Company nor any of its Subsidiaries has granted to any third party any exclusive rights under any Intellectual Property owned by the Company or its

Subsidiaries or otherwise granted any rights under such Intellectual Property outside the ordinary course of business.

(f)    The Intellectual Property owned by or validly licensed to the Company and its Subsidiaries constitutes all the material Intellectual Property rights necessary for the conduct of the Company’s business as it is currently conducted and contemplated to be conducted.

(g)    None of the products or services distributed, sold or offered by the Company and its Subsidiaries, nor any technology, materials or Intellectual Property used, sold, distributed or otherwise commercially exploited by or for the Company and its Subsidiaries, in any material respect, infringes upon, misappropriates or violates any Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting in writing that any such infringement, misappropriation, violation, or dilution, unfair competition or trade practices has occurred, nor, to the knowledge of the Company, is there any reasonable basis therefor. To the knowledge of the Company, (i) no third party is, in any material respect, misappropriating or infringing any material Intellectual Property owned by the Company or its Subsidiaries and (ii) no third party has made any unauthorized disclosure of any material Trade Secrets of the Company or its Subsidiaries.

Section 3.17    Required Vote of Company Stockholders.   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class (the “Company Stockholder Approval”) is required to approve this Agreement. No other vote of the security holders of the Company, including without limitation the holders of Company Preferred Stock, is required by law, the Company Charter or the By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

Section 3.18    Accounts Receivable.   Except as would not result in a Material Adverse Change in the Company, all of the accounts and notes receivable of the Company set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the Financial Statements) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm’s length transactions, (ii) constitute valid claims, and (iii) except as set forth on Section 3.18(iii) of the Company Letter, are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset.

Section 3.19    Inventories.   Except as would not result in a Material Adverse Change in the Company, all inventories of the Company consist of items of merchantable quality and quantity usable or saleable (free of any material defect or deficiency) in the ordinary course of business, are saleable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company therefor, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements. Except as set forth in Section 3.19 of the Company Letter and except as would not result in a Material Adverse Change in the Company, the quantities of all inventories, materials, and supplies of the Company (net of the obsolescence reserves therefor shown in the Financial Statements and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, and are reasonable and balanced in the circumstances of the Company.

Section 3.20    Environmental Matters.

(a)    For purposes of this Agreement, the following terms shall have the following meanings: (i) “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and

(B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) “Environmental Law” means any law, past, present or future (up until the Effective Time) and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

(b)   The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance in all material respects with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

(c)    Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of their respective properties or any other properties other than in compliance with Applicable Law, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of their respective properties or any other property but arising from the Company’s or any of its Subsidiaries’ current or former properties or operations, or (iii) any knowledge or reason to know, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of its Subsidiaries’ current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require significant expenditures or to result in liability, or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of its Subsidiaries’ current or former properties or operations or any other properties, except in each case for the notices set forth in Section 3.20 of the Company Letter.

(d)   No Environmental Law imposes any material obligation upon the Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

(e)    There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

(f)    Neither the Company nor any of its Subsidiaries has exposed any employee or third party to any Hazardous Substances or condition that has subjected or may subject the Company to material liability under any Environmental Law.

(g)    No underground storage tanks, asbestos-containing material, or polychlorinated biphenyls have ever been located on property or properties presently or formerly owned or operated by the Company or any of its Subsidiaries.

(h)   Neither the Company nor any of its Subsidiaries has agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

(i)    Neither the Company nor any of its Subsidiaries is required to make any material capital or other expenditures to comply with any Environmental Law nor is there any reasonable basis on which any Governmental Entity could take action that would require such material capital or other expenditures.

Section 3.21    Suppliers and Distributors.

(a)    Neither the Company nor any of its Subsidiaries has received any notice, oral or written, or has any reason to believe that any significant supplier, including without limitation any sole source supplier, will not sell raw materials, supplies, merchandise and other goods to the Company of any of its Subsidiaries at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and its Subsidiaries, subject only to general and customary price increases, except for supplies as to which comparable raw materials, supplies, merchandise, or other goods are readily available from other sources on comparable terms and conditions.

(b)   Neither the Company nor any of its Subsidiaries has received any notice, oral or written, or has any reason to believe that any distributors, sales representatives, sales agents, or other third party sellers, will not sell or market the products or services of the Company or its Subsidiaries at any time after the Effective Time on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Company and its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.22    Insurance.   Section 3.22 of the Company Letter contains a list of all policies of title, property, fire, casualty, liability, life, business interruption, product liability, sprinkler and water damage, workmen’s compensation, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Company or any of its Subsidiaries in each case which are in force as of the date hereof (the “Insurance Policies”). All of the Insurance Policies are maintained with reputable insurance carriers, and provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets. The Company or a Subsidiary of the Company has made any and all payments required to maintain the Insurance Policies in full force and effect. Neither the Company nor any of its Subsidiaries has received written notice of default under any Insurance Policy, and has not received written notice or, to the knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

Section 3.23    Transactions with Affiliates.

(a)    For purposes of this Section 3.23, the term “Affiliated Person” means (i) any holder of more than 5% of the Company Capital Stock, (ii) any director or officer of the Company, (iii) any member of the immediate family of any of such persons, or (iv) any Person that is controlled by any of the foregoing.

(b)   Since the Company Balance Sheet Date, the Company and its Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services from, (ii) sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any Subsidiary), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

(c)    (i) the contracts of the Company and its Subsidiaries do not include any obligation or commitment between the Company or any Subsidiary and any Affiliated Person, (ii) the assets of the Company or any Subsidiary do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary, and (iii) the liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company or any Subsidiary to any Affiliated Person.

(d)   No Affiliated Person of any of the Company or any Subsidiary is a party to any contract with any customer or supplier of the Company or any Subsidiary that affects in any manner the business, financial condition or results of operation of the Company or any Subsidiary.

Section 3.24    Accuracy of Information.

(a)    This Agreement, together with the Company Letter, does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. The documents described or listed in the Company Letter that have been previously made available to Buyer are accurate and complete copies thereof.

(b)   None of the information supplied by the Company for inclusion or incorporation by reference in the proxy statement relating to the matters to be submitted to the Company’s stockholders at the Company Stockholder Meeting (the “Proxy Statement”) will, at the date mailed to stockholders of the Company at the time of the Company Stockholder Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under whey they are made not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The representations and warranties contained in this Section 3.22 do not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company by Buyer specifically for use therein.

Section 3.25    Title to and Sufficiency of Assets.

(a)    As of the date hereof, the Company and its Subsidiaries own, and as of the Effective Time the Company and its Subsidiaries will own, good and marketable title to all of their assets constituting personal property (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, “Liens”), except as set forth in Section 3.25(a) of the Company Letter and except for Permitted Liens. Such assets, together with all assets held by the Company and its Subsidiaries under leases and licenses of Intellectual Property, include all tangible and intangible personal property, contracts and rights necessary for the operation of the business of the Company as presently conducted.

(b)   As of the date hereof, the Company does not own any Real Estate. All Real Estate leases held by the Company and its Subsidiaries, are adequate for the operation of the businesses of the Company as presently conducted. The leases to all Real Estate occupied by the Company and its Subsidiaries are listed in Section 3.25(b) of the Company Letter in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any Subsidiary or, to the knowledge of the Company, any other Person who is a party signatory thereto. For purposes of this Agreement, “Real Estate” means, with respect to the Company or any Subsidiary, as applicable, all of the fee, if any, or leasehold ownership right, title and interest of such Person, in and to all real estate and improvement owned or leased by any such Person and which is used by any such Person in connection with the operation of its business.

(c)    As used herein, “Permitted Liens” shall mean (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, and (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business which are either for sums not yet delinquent or are immaterial in amount and being contested in good faith.

Section 3.26    Brokers.   Except as disclosed in Section 3.26 of the Company Letter, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, and Section 3.26 of the Company Letter sets forth the maximum amount payable to any broker, investment banker or other Person in connection herewith.

Section 3.27    Internal Controls and Procedures.   The Company has designed and maintains “disclosure controls and procedures” as defined in Rules 13(a)-15(e) and 15(d)-15(e) of the Exchange Act) required to ensure that material information relating to the Company and its Subsidiaries is made known to the executive officers of the Company by others within those entities. The executive officers of the Company have, within 90 days of the date hereof, evaluated the effectiveness of the Company’s internal controls and have determined that there are no significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data. The officers of the Company have identified for the Company’s auditors any material weaknesses in internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

Section 3.28    Certain Business Practices.   None of the Company, any of its Subsidiaries or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

Section 3.29    Opinion of Financial Advisor.   Piper Jaffray & Co. (the “Company Financial Advisor”) has delivered to the Company Board its opinion to the effect that as of the date such opinion was delivered, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of shares of Company Common Stock (the “Company Fairness Opinion”). The Company has been authorized by the Company Financial Advisor to permit, subject to the prior review and consent by the Company Financial Advisor (such consent not to be unreasonably withheld), the inclusion of the Company Fairness Opinion (or a reference thereto) in the Proxy Statement. As of the date hereof, such opinion has not been withdrawn, revoked or modified. A true and complete copy of the Company Fairness Opinion will be delivered to Buyer promptly after receipt by the Company of written confirmation thereof.

Section 3.30    Company Rights Agreement.   The Company has amended the Company Rights Agreement (a copy of which amendment has been provided to Buyer on or prior to the date hereof) so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not on the date hereof or as the result of the passage of time (i) result in any person being deemed to be an “Acquiring Person” (as defined in the Company Rights Agreement); (ii) result in the ability of any person to exercise any Company Rights under the Company Rights

Agreement; (iii) enable or require the Company Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable; or (iv) enable the Company to exchange any Company Rights for shares of Company Common Stock, pursuant to Section 24 of the Company Rights Agreement or otherwise. No “Distribution Date” (as such term is defined in the Company Rights Agreement) has occurred or will occur as a result of the entering into of this Agreement. Copies of the Company Rights Agreement, and all amendments thereto, have previously been made available to Buyer.

Section 3.31    Takeover Statutes.   The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other similar Applicable Law, will not apply to Buyer or Sub with respect to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1      Conduct of Business by the Company Pending the Merger.   Except as expressly permitted by clauses (a)(i) through (xxviii) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below), prior to the Effective Time:

(a)    The Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Buyer:

(i)         (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the redemption or repurchase at cost of shares repurchased from employees upon termination of employment);

(ii)       issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms;

(iii)      amend the Company Charter or by-laws;

(iv)       acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business;

(v)        alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any Subsidiary of the Company (other than any wholly owned Subsidiary or foreign Subsidiary that would be wholly owned but for a nominal number of director or similar shares being owned by a foreign national as required by the law of the jurisdiction of such foreign Subsidiary’s organization);

(vi)       sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than sales of inventory that are in the ordinary course of business consistent with past practice;

(vii)     incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, except pursuant to existing lines of credit and other outstanding debt instruments as of the date of this Agreement;

(viii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or otherwise permit its corporate existence, or any of the rights or franchises or any license, permit or authorization under which the business operates to be suspended, lapsed or revoked;

(ix)       enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan, employment, or any consulting agreement;

(x)        hire additional employees, consultants or other independent contractors or increase the compensation payable or to become payable to its directors, officers or employees (except for the hiring of new employees in the ordinary course of business consistent with past practice each of whose compensation does not exceed $80,000 per year, and increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company who are not officers of the Company) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company, or establish, adopt, enter into, or, except as may be required to comply with Applicable Law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(xi)       knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

(xii)     make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

(xiii)    prepare or file any Tax Return inconsistent with its past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(xiv)     fail to file in a timely manner any Tax Returns (except as to filings for which a proper extension has been obtained) that become due or fail to pay any Taxes that become due;

(xv)      make or rescind any express or deemed election relating to Taxes or change any of its methods of reporting income or deductions for Tax purposes;

(xvi)     commence any litigation or proceeding with respect to any material Tax liability or settle or compromise any material Tax liability or commence any other litigation or proceedings or settle or compromise any other material claims or litigation;

(xvii)   except for sales of inventory in the ordinary course of business and the hiring of employees in the ordinary course of business as permitted in subsection (x), enter into, renew, terminate or amend any Material Contract; or purchase or lease any real property;

(xviii)  pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Financial Statements or incurred in the ordinary course of business consistent with past practice;

(xix)     create or form any Subsidiary or make any other investment in another Person (other than short term investments for the purpose of cash management only);

(xx)      modify the standard warranty terms for products sold by the Company or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company;

(xxi)     make or authorize any new capital expenditure or expenditures that individually is in excess of $80,000 or in the aggregate are in excess of $160,000;

(xxii)   allow any of the Company’s Intellectual Property rights relating to the Company’s existing products or products currently under development to be disclosed, other than under appropriate non-disclosure agreements, abandoned, or otherwise become unavailable to the Company on the same terms and conditions as such rights were available to the Company as of the date of this Agreement;

(xxiii)  (A) enter into any exclusive license, distribution, marketing or sales agreements; (B) enter into any commitment to any person to (1) develop software without charge, (2) incorporate any software into any of the Company’s products other than pursuant to valid license agreements executed in the ordinary course of business, or (3) enter into any license, distributorship, or sales agreement that by its terms would purport to relate to any of the products of Buyer or its affiliates; (C) sell, transfer or otherwise dispose of any Intellectual Property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices, or (D) grant “most favored nation” pricing to any Person;

(xxiv)   allow any insurance policy relating to the Company’s business to be amended or terminated without replacing such policy without a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

(xxv)    enter into or amend any contract, agreement, commitment or arrangement with any Affiliated Person;

(xxvi)   fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xxvii) knowingly take any action that would result in a failure to maintain trading of the Company Common Stock on the Nasdaq National Market; or

(xxviii)  authorize, propose (other than in a request to Buyer for consent pursuant to this Section 4.1(a)) or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(b)   The Company shall:

(i)         maintain its assets and properties in the ordinary course of business in the manner historically maintained, reasonable wear and tear, damage by fire and other casualty excepted;

(ii)       promptly repair, restore or replace all assets and properties in the ordinary course of business consistent with past practice;

(iii)      upon any damage, destruction or loss to any of its assets or properties, apply any and all insurance proceeds, if any, received with respect thereto to the prompt repair, replacement and restoration thereof;

(iv)       comply with all Applicable Laws;

(v)        take all actions necessary to be in compliance with all Material Contracts and to maintain the effectiveness of all Company Permits;

(vi)       notify Buyer in writing of the commencement of any action, suit, claim, investigation or other like proceeding by or against the Company; and

(vii)     pay accounts payable and pursue collection of its accounts receivable in the ordinary course of business, consistent with past practices.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1      Access to Information.

(a)    During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company and each of its Subsidiaries shall afford to the Buyer and its Subsidiaries and each of their accountants, counsel, financial advisors and other representatives of Buyer, reasonable access, and permit them to make such inspections as they may reasonably require of all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause its Subsidiaries to promptly make available to Buyer all personnel of the Company or its Subsidiaries knowledgeable about matters relevant to such inspections as reasonably requested by Buyer. No investigation pursuant to this Section 5.1 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Buyer and its representatives pursuant to this Section 5.1 shall be kept confidential in accordance with the Confidentiality Agreement dated July 12, 2004 between Buyer and the Company (the “Confidentiality Agreement”).

(b)   The Company agrees to provide Buyer and its agents and representatives with reasonable access to its employees during normal working hours following the date of this Agreement, and after consultation with the Company to, among other things, deliver offers of continued employment contingent upon Closing and to provide information to such employees about Buyer; provided, however, that the Company and its agents and representatives shall be permitted to participate in such activities.

(c)    During the Pre Closing Period, the Company shall, and shall cause its Subsidiaries to, permit Buyer’s senior officers to meet during normal working hours with the controller and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company and its Subsidiaries to discuss such matters as Buyer may deem necessary or appropriate for Buyer to satisfy its obligations under the Sarbanes Oxley Act.

Section 5.2      Fees and Expenses.   Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement in accordance with its terms and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

Section 5.3      No Solicitation or Negotiation.

(a)    Between the date hereof and the earlier of the termination of this Agreement and the Closing Date, the Company will not, and will cause its Subsidiaries, and each of their respective officers, directors, employees, agents, representatives or affiliates not to, directly or indirectly, take any of the following actions with any Person other than Buyer and Sub: (i) solicit, initiate, entertain, encourage or facilitate any proposals or offers from, or conduct discussions with or engage in negotiations with any Person relating to an Alternative Transaction; (ii) provide information with respect to it to any Person, other than Buyer and Sub, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, an Alternative Transaction; or (iii) enter into any agreement with any Person providing for an Alternative Transaction. Notwithstanding the foregoing, the Company Board will be permitted, prior to obtaining Company Stockholder Approval, and subject to compliance with the other terms of this Section 5.3 and to first entering into a confidentiality agreement with the Person proposing an Alternative Transaction (an “Acquisition Proposal”) on terms substantially similar to, and no less favorable to the Company than, those contained in the Confidentiality Agreement, in response to a bona fide written Acquisition Proposal that is, or could reasonably be believed to constitute, a Superior Proposal to consider and participate in discussions and negotiations with respect to such proposal and provide information in connection therewith.

(b)   As used in this Agreement:

(i)         “Alternative Transaction” means any of (i) a transaction pursuant to which any Person (or group of Persons) other than Buyer or Sub, directly or indirectly, acquires or would acquire more than 10% of the outstanding shares of Company Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, reorganization, share exchange, consolidation or other business combination involving the Company (other than the Merger), (iii) any transaction pursuant to which any Person (or group of Persons) other than Buyer or Sub acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Subsidiary) of the Company representing more than 10% of the fair market value of all the assets, net revenues or net income of the Company on a consolidated basis immediately prior to such transaction, (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Capital Stock immediately prior to such transaction do not, in the aggregate, own at least 90% of the outstanding shares of capital stock and outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof, or (v) any other transaction that is conditioned or predicated on the Merger not being completed in accordance with the terms of this Agreement or is intended or could reasonably be expected to result in the Merger not being so completed; and

(ii)       “Superior Proposal” means a bona fide written proposal (not solicited by or on behalf of the Company or any of its Subsidiaries or any of their respective officers, directors, employees, agents or representatives after the date hereof or otherwise resulting from a breach of Section 5.3(a)) made by a third party after the date of this Agreement that if consummated would result in such third party (or the holders of its equity) owning, directly or indirectly, more than 50% of the shares of Company Capital Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) to be (A) more favorable to the stockholders of the Company from a financial point of view than the Merger and the transactions contemplated by this Agreement (taking into account all the terms and conditions of such proposal and this Agreement including any changes to the financial terms of this Agreement proposed by Buyer in response to such offer or otherwise), and (B) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(c)    The Company will notify Buyer as promptly as practicable (but in no event later than 48 hours) orally, to be promptly followed up in writing, after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or of its Subsidiaries by any Person that informs the Company Board that it is considering making or has made an Acquisition Proposal. Such notice to Buyer will be made orally and in writing, and will indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any of its Subsidiaries and the material terms (including the amount) of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. The Company will keep Buyer informed, on a reasonably current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. The Company will also as promptly as practicable, and in any event within 48 hours, notify Buyer, orally and promptly followed up in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.3(a).

(d)   Neither the Company Board nor any committee thereof will (i) (A) withdraw (or modify in a manner adverse to Buyer) the recommendation by the Company Board or any such committee in favor of this Agreement and the Merger, (B) determine that this Agreement or the Merger is no longer advisable, (C) recommend that the stockholders of the Company reject this Agreement or the Merger, (D) resolve, agree or propose publicly to take any such actions, or (E) recommend the approval or adoption of any Acquisition Proposal, unless in each case, a bona fide written Acquisition Proposal that constitutes a Superior Proposal has been made and the Company Board or a committee thereof determines in good faith (after consultation with outside legal counsel) that failure to take any such action would be inconsistent with its fiduciary duties under Applicable Law, (ii) adopt or approve any Acquisition Proposal or withdraw its approval of this Agreement or the Merger (except as permitted under Section 5.3(d)(i), or resolve or agree to take any such actions except as specifically permitted by this Section 5.3(d), (iii) without limiting Section 5.3(d)(i), propose publicly to adopt or approve any Acquisition Proposal or propose publicly to withdraw its approval of this Agreement or the Merger or resolve or agree to take any such actions, or (iv) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum or understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or another agreement (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended or reasonably likely to lead to any Alternative

Transaction or Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.3(a)) or resolve or agree to take any such actions (each board action set forth in clauses (i) - (iv) of this Section 5.3(d) being referred to herein as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, prior to obtaining Company Stockholder Approval, the Company Board may in response to a bona fide written Acquisition Proposal that constitutes a Superior Proposal, terminate this Agreement pursuant to Section 7.1(g) and concurrently approve, recommend and authorize the Company to enter into a binding Alternative Acquisition Agreement containing the terms of a Superior Proposal; provided, however, that (1) the Company Board may not terminate this agreement pursuant to Section 7.1(g), and any purported termination pursuant to Section 7.1(g) will be void and of no force or effect, unless the Company has complied with all provisions of this Section 5.3, including the notification provisions in this Section 5.3, and with all applicable requirements of Section 7.5 (including the payment of the Termination Fee prior to or simultaneously with such termination) and (2) the Company may not exercise its right to terminate this Agreement pursuant to Section 7.1(g), (x) until after the second business day following Buyer’s receipt of written notice from the Company advising Buyer that the Company Board has received a Superior Proposal and that the Company Board will, subject to any action taken by Buyer pursuant to this sentence, cause the Company to accept such Superior Proposal, which notice will specify the terms and conditions of the Superior Proposal and identify the Person making such a Superior Proposal (a “Notice of Superior Proposal”) (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal will require a new Notice of Superior Proposal and a new two business day period), and (y) unless after such second business day such Superior Proposal remains a Superior Proposal and the Company Board so determines in accordance with the definition of “Superior Proposal”. Notwithstanding the foregoing, unless and until this Agreement is terminated in accordance with Section 7.1(g), nothing in this Section 5.3 will affect the obligations of the Company or the rights of Buyer or Sub under any other provision of this Agreement, including the obligation of the Company to seek the Company Stockholder Approval pursuant to Section 5.6.

(e)    The Company will, and will cause its Subsidiaries and their respective officers, directors, agents and representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Buyer and its representatives) conducted heretofore with respect to any of the foregoing and will use its best efforts to cause all persons other than Buyer who have been furnished with confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 10 months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and stand still provisions of any agreement to which the Company or its Subsidiaries is a party or becomes a party, and will immediately take all steps necessary to terminate any approval that may have heretofore been given under any such provisions authorizing any Person to make an Acquisition Proposal, unless the Company Board determines in good faith that such Acquisition Proposal is a Superior Proposal.

(f)    The Company will ensure that the officers, directors and all employees agents and representatives of the Company or its Subsidiaries are aware of the restrictions in this Section 5.3 as reasonably necessary to avoid violations thereof. Any violation of the restrictions set forth in this Section 5.3 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant, or other retained representative) of the Company or its Subsidiaries, at the direction or with the consent of the Company or its Subsidiaries, will be deemed to be a breach of this Section 5.3 by the Company.

Section 5.4      Cooperation.

(a)    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement and each of the other Transaction Documents, including using all reasonable efforts to do the following: (i) cooperate in the preparation and filing of any filings or notifications that must be made under the HSR Act or otherwise to any Governmental Entities; (ii) cooperate in the preparation and filing of the Proxy Statement; (iii) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by Buyer or the Company, for the consummation of the transactions contemplated by this Agreement; (iv) contest any legal proceeding relating to the Merger; and (v) execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby. The Company agrees to use all reasonable efforts to encourage its employees to accept any reasonable offers of employment extended by Buyer. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

(b)   Buyer and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any foreign, federal, or state antitrust, competition, or fair trade law. In this regard but without limitation, each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated herein.

(c)    Notwithstanding any provision of this Agreement or otherwise, in connection with the compliance by the parties hereto with any Applicable Law (including the HSR Act and similar merger notification laws or regulations of any foreign Governmental Entity) and obtaining the consent or approval of any Governmental Entity whose consent or approval may be required to consummate the transactions contemplated by this Agreement, Buyer shall not be required, or be construed to be required, to proffer to, or agree to: (i) sell or hold separate, or agree to sell or hold separate, before or after the Effective Time, any assets, businesses or any interests in any assets or businesses, of Buyer, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by Buyer or the Company of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Buyer or the Company of any assets or businesses, (ii) enter into any agreement or be bound by any obligation that, in Buyer’s good faith judgment, would likely have an adverse effect on the benefits to Buyer of the transactions contemplated by this Agreement, or (iii) take any other action that, in Buyer’s good faith judgment, would be adverse to Buyer.

Section 5.5      Company Stock Options.

(a)    The Company shall take all requisite action so that, as of the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without further action on the part of Buyer, Sub, the Company or the holder of that Company Stock Option, shall be cancelled and converted into the right to receive, on the date that is five days after the Closing Date, an amount in cash, without interest, equal to (i) the Option Share Amount multiplied by (ii) the aggregate number of shares of Company Common Stock into which the applicable Company Stock Option was exercisable immediately prior to the Effective Time (whether or not then vested or exercisable by its terms). The payment of the Option Share Amount to the holder of a Company Stock Option shall be reduced by any income or employment Tax withholding required under (a) the Code, or (ii) any applicable state, local or foreign

Tax Laws. To the extent that any amounts are withheld, such amounts shall be treated for all purposes as having been paid to the holder of that Company Stock Option.

(b)   The “Option Share Amount” means (i) the Per Share Amount less (ii) the exercise or purchase price per share of Company Common Stock subject or related to the applicable Company Stock Option.

(c)    The Company shall take all action necessary in implementing the provisions of this Section 5.5, including amendment of the Company Stock Option Plans or the related option agreements pursuant to a resolution of the Board of Directors in form and substance satisfactory to Buyer, and to ensure that, after giving effect to the foregoing, no Company Stock Option shall be exercisable for Company Common Stock following the Effective Time. At the Effective Time, all Company Stock Options shall be cancelled and all Company Stock Option Plans shall terminate, and the Company shall take all actions to ensure that such cancellations and terminations occur. All administrative and other rights and authorities granted under any Company Stock Option Plan to the Company, the board of directors of the Company or any committee or designee thereof, shall, following the Effective Time, reside with the Surviving Corporation.

(d)   The parties agree that the Buyer, the Company and its Subsidiaries will treat all payments to holders of options pursuant to this Section 5.5 of this Agreement as occurring after the Closing Date and accordingly will treat such payments as governed for federal income tax purposes by the “Next Day Rule” under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B). Accordingly, the parties shall, and shall cause all parties related to the Company pursuant to Section 267(b) of the Code to, treat such payments as occurring no earlier than the beginning of the day following the Closing Date and all Tax Returns shall be filed consistently therewith.

Section 5.6      Stockholder Approval.

(a)    The Company shall call a meeting of its stockholders to be held as soon as reasonably practical for the purpose of obtaining the Company Stockholder Approval. The Company Board will use its best efforts to obtain the Company Stockholder Approval. The Company Board will recommend that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger, subject to its fiduciary duties in respect of a Superior Proposal and in compliance by the Company with Section 5.3.

(b)   As promptly as practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement and other proxy materials relating to the adoption and approval of this Agreement and the Merger and the other transactions contemplated hereby by the stockholders of the Company. The Proxy Statement will comply in form in all material respects with applicable law and SEC requirements and the Company shall use all commercially reasonable efforts to cause the Proxy Statement to be cleared for use by the SEC as soon thereafter as practicable. The Company shall use all commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the date hereof. Each of Buyer and the Company shall furnish all information concerning it (and its respective Subsidiaries) to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Buyer and the Company, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party, and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other party’s approval, which approval shall not be unreasonably withheld or delayed. Subject to the provisions of Section 5.3, the

Proxy Statement shall include the unanimous recommendation of the Company Board in favor of the Merger.

Section 5.7      Public Announcements.   The parties have agreed on the content of the press release to be issued by them upon entry into this Agreement. Buyer and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

Section 5.8      Notification of Certain Matters.   Buyer shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Buyer, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Buyer or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Buyer or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.9      Takeover Statutes.   If any Takeover Statute or any similar statute, law, rule or regulation in any State of the United States (including under the DGCL or any other law of the State of Delaware) is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise take such lawful actions to eliminate or minimize the effects of such statute, law, rule or regulation, on such transactions.

Section 5.9      Company Rights Agreement.   The Company Board shall take all further action (in addition to that referenced in Section 3.30) to the extent necessary (including amending the Company Rights Agreement) in order to ensure that following or as a result of the execution of this Agreement, or the consummation of the transactions contemplated hereby, (i) no person shall be deemed to be an Acquiring Person; (ii) no person shall have the ability to exercise any Company Rights under the Company Rights Agreement; (iii) no Company Rights shall have separated from the Company Common Stock to which they are attached or become exercisable; and (iv) the Company shall not have the right to exchange any Company Rights for shares of Company Common Stock, pursuant to Section 24 of the Company Rights Agreement or otherwise. Except in connection with the foregoing sentence, the Company Board shall not, without the prior written consent of Buyer, (A) amend the Company Rights Agreement, or (B) take any action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Company Rights, in each case in order to facilitate any Acquisition Proposal with respect to the Company; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company Board may (X) amend the Company Rights Agreement solely for the purpose of extending the Distribution Date thereunder to that time immediately prior to the consummation of an unsolicited exchange or tender offer by a third party and (Y) take any action in connection with the Company Rights Agreement that is required by order of a court of competent jurisdiction.

Section 5.10    Section 16 Matters.   Buyer, Sub and the Company agree to cooperate fully in the structuring and timing of any dispositions and acquisitions of equity securities by directors and officers (as defined in Rule 16a-1 under the Exchange Act) of the Company pursuant to the transactions contemplated by this Agreement and to take, and cause their respective boards of directors or compensation committees to take, prior to the Effective Time, any and all such actions as may be reasonably necessary to afford an exemption from liability under Section 16(b) of the Exchange Act for such acquisitions and dispositions.

Section 5.11    Employee Benefit Matters.

(a)    With respect to each employee benefit plan of Buyer (“Buyer Benefit Plan”) in which employees of the Company and its Subsidiaries (“Company Employees”) participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Buyer; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the corresponding Company Plan. To the extent required by Applicable Law, Buyer shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Buyer Benefit Plans to be waived with respect to such Company Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Buyer Benefit Plans in which they are eligible to participate after the Effective Time.

(b)   The parties hereto acknowledge and agree that all provisions contained in this Section 5.11 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Plan or any beneficiary thereof or (ii) to continued employment with the Company or Buyer. After the Effective Time, nothing contained in this Section 5.11 shall interfere with Buyer’s right to amend, modify or terminate any Company Plan or Buyer Benefit Plan or to terminate the employment of any employee of the Company for any reason. Notwithstanding anything herein to the contrary, Buyer shall take no action to amend, modify or terminate, and Buyer shall take all action necessary to assume the Company’s obligations under the employment agreements set forth in Section 3.11(b)(iii) of the Company Letter.

Section 5.12    Indemnification of Directors and Officers.

(a)    After the Effective Time, the Surviving Corporation shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable Law to), each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary (the “Indemnified Persons”) against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any Subsidiary, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time, and for which indemnification has been provided by the Company in accordance with Applicable Law (“Indemnified Liabilities”); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors and officers. Nothing contained herein shall make Buyer, Sub, the Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified

Liabilities, nor shall this Section 5.12 relieve the obligations of any insurer in respect thereto. Each Indemnified Person is intended to be a third party beneficiary of this Section 5.12. This Section 5.12 shall survive the consummation of the Merger at the Effective Time, is intended to benefit each Indemnified Person and his or her heirs and representatives, each of whom may specifically enforce its terms against Buyer or the Surviving Corporation, and shall be binding on all successors and assigns of Buyer and the Surviving Corporation. This Section 5.12 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company’s Certificate of Incorporation or By-laws as presently in effect.

(b)   From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof and any indemnification provisions under the Company’s Certificate of Incorporation or By-laws as in effect immediately prior to the Effective Time.

(c)    At Buyer’s option, Buyer will either: (i) cause the Surviving Corporation to purchase tail liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy for a period of six (6) years after the Effective Time on terms no less favorable than those of the Company’s present directors’ and officers’ liability insurance policy; provided, however, that in no event will Buyer or the Surviving Corporation be required to pay in excess of 300% of the annual premium most recently paid by the Company for such coverage; provided further, that notwithstanding the foregoing, in the event such coverage is not available (or is only available for an amount in excess of 300% of the annual premium most recently paid by the Company for such coverage), Buyer shall nevertheless use its commercially reasonable efforts to provide such coverage as may be obtained for such 300% amount, or (ii) provide indemnification to those persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy in an amount equal to the amount of indemnification to which such persons would have been entitled under the Company’s present directors’ and officers’ liability insurance policy.

(d)   In the event the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.12.

(e)    The obligations under this Section 5.12 shall not be terminated or modified in such a manner as to affect adversely any indemnitee to whom this Section 5.12 applies without the consent of such affected indemnitee.

Section 5.13    Suspension of Incentive Stock Purchase Plan.   The Company shall amend, effective as of the date hereof, the 1997 Employee Stock Purchase Plan to halt purchases under the Plan such that no issuances of any shares of Company Common Stock shall be made following the date of this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER

Section 6.1      Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a)    Stockholder Approval.   This Agreement shall have been duly approved by the requisite vote of stockholders of the Company in accordance with applicable law, the Company Charter and the Company’s By-laws.

(b)   HSR Approvals.   The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)    No Order.   No court or other Governmental Entity having jurisdiction over the Company or Buyer, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby; provided, however, that the provisions of this Section 6.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.4 shall have been the cause of, or shall have resulted in, the enforcement or entering into of any such law, rule, regulation, executive order, decree, injunction or other order.

Section 6.2      Conditions to Obligation of the Company to Effect the Merger.   The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

(a)    Performance of Obligations; Representations and Warranties.   (i) Each of Buyer and Sub shall have performed in all material respects each of its agreements and covenants contained in this Agreement required to be performed on or prior to the Effective Time, (ii) each of the representations and warranties of Buyer and Sub contained in this Agreement that is qualified by materiality shall have been true and correct when made, and shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date other than the date hereof, which shall be true and correct as of such certain date) and (iii) each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date). The Company shall have received certificates signed on behalf of each of Buyer and Sub by one of its officers to such effect.

Section 6.3      Conditions to Obligations of Buyer and Sub to Effect the Merger.   The obligations of Buyer and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions:

(a)    Performance of Obligations; Representations and Warranties.   (i) The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall have been true and correct when made, and shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date other than the date hereof, which shall be true and correct as of such certain date) and (iii) each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date). Buyer shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to such effect.

(b)   Consents.

(i)         The Company shall have obtained the consent or approval of any other Person or Governmental Entity whose consent or approval shall be required in connection with the execution, delivery and performance of this Agreement and consummation of the Merger under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, unless the failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Buyer or upon the consummation of the transactions contemplated in this Agreement.

(ii)       In obtaining any approval or consent required to consummate any of the transactions contemplated herein, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement which, in the reasonable opinion of Buyer, individually or in aggregate would have a Material Adverse Effect on the Company or Buyer.

(c)    Company Stock Option Plans.   The Company shall have taken all action required to be taken by it to implement the provisions of Section 5.5.

(d)   Director and Officer Resignations.   All of the Directors of the Company and any officers thereof designated by Buyer, shall have tendered their resignations in form and substance satisfactory to Buyer.

(e)    Dissenters’ Rights.   The sum of the number of Dissenting Shares and the number of shares of Company Capital Stock that may in the future become Dissenting Shares shall not exceed 10% of the number of shares of Company Capital Stock outstanding on the record date set by the Company Board for the meeting of the Company’s stockholders to obtain the Company Stockholder Approval.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1      Termination.   This Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a)    by mutual written consent of Buyer and the Company;

(b)   by either Buyer or the Company, upon written notice to the other party, if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.4);

(c)    by either Buyer or the Company, upon written notice to the other party, if Company Stockholder Approval shall not have been obtained at a meeting of the stockholders of the Company called therefore, or any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement;

(d)   by either Buyer or the Company if: (i) the Merger has not been effected on or prior to the close of business on the later of February 28, 2005 or the date 75 days after the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

(e)    by Buyer if there has been a breach of a representation or warranty of the Company that gives rise to a failure of the fulfillment of a condition of the Buyer’s and Sub’s obligations to effect the Merger pursuant to Section 6.3(a)(ii) and (iii) or by the Company if there has been a breach of a representation or warranty of the Buyer or Sub that gives rise to a failure of the fulfillment of a condition of the Company’s obligations to effect the Merger pursuant to Section 6.2(a)(ii) and (iii), in each case which breach has not been cured within 30 calendar days following written notice to the party committing such breach, or immediately, if such breach by its nature or timing cannot be cured within such time period;

(f)    by Buyer, upon written notice to the Company, in the event of a Company Adverse Recommendation Change; or

(g)    by the Company, upon written notice to the Buyer, if the Company Board shall have exercised its rights set forth in Section 5.3(d); provided, that, in order for the termination of this Agreement pursuant to this Section 7.1(g) to be deemed effective, the Company shall have complied with the provisions of Section 5.3, including the notice provisions thereof and the provisions of 7.5.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 7.2      Effect of Termination.   In the event of termination of this Agreement by either Buyer or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Buyer, Sub or their respective officers or directors (except for the last sentence of Section 5.1(a), Section 7.2, Section 7.5 and Article VIII which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any breach of a representation, warranty, or covenant contained in this Agreement.

Section 7.3      Amendment.   Subject to compliance with Applicable Law, this Agreement may be amended by the Company and Buyer (on behalf of itself and Sub), by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, except that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that reduces the amount or changes the form of the consideration to be delivered under this Agreement to the holders of the Company Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4      Waiver.   At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein for the benefit of such party which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 7.5      Termination Fees.

(a)    The Company will pay to Buyer, by wire transfer of immediately available funds, an amount equal to $4,500,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)         if Buyer shall terminate this Agreement pursuant to Section 7.1(f), then the Company will pay the Termination Fee on the business day following such termination; provided, however, the Company shall not be required to pay the Termination Fee if the Company was otherwise entitled to terminate this Agreement pursuant to Sections 7.1(b), (d), or (e); and

(ii)       if the Company terminates this Agreement pursuant to Section 7.1(g), then the Company will pay the Termination Fee prior to such termination.

(b)   The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Section 7.5, the Company will also pay to Buyer interest on such amount from the date this payment was due until the date it was made equal to 8.5%, compounded monthly, on the date such payment was required to be made.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1      Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one business day after being delivered to an overnight courier or when sent by facsimile on a business day (and if not sent on a business day, then on the next succeeding business day) with a confirmatory copy sent by overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to Buyer or Sub, to:

St. Jude Medical, Inc.
One Lilleihei Plaza
St. Paul, Minnesota 55117
Atttn: General Counsel
Facsimile: (651) 481-7690

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, California 94304-1125
Attn: Joseph Barbeau, Esq.
Facsimile: (650) 849-5333

(b)   if to the Company, to:

Endocardial Solutions, Inc.
1350 Energy Lane
Suite 110
St. Paul, Minnesota 55108
Attn: Chief Executive Officer
(651) 644-7897

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, Minnesota 55402-1498
Attn: Kenneth Cutler, Esq.
Facsimile: (612) 340-7800

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.

Section 8.2      Interpretation.

(a)    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)   “Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which Buyer or Company, as the case may be (either alone or through or together with any other Subsidiary), owns or controls, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

(c)    “Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or Governmental Entity or authority.

(d)   “Applicable Laws” or “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Effective Time applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents.

Section 8.3      Counterparts; Facsimile Signatures.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile signature of this Agreement or any Transaction Document shall be valid and have the same force and effect as a manually signed original.

Section 8.4      Entire Agreement; No Third-Party Beneficiaries.   This Agreement and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as specifically set forth in Section 5.12, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.5      Governing Law.   Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without regard to the conflicts of laws provisions thereof that would apply the laws of any other state.

Section 8.6      Consent to Jurisdiction; Waiver of Jury Trial.

(a)    Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal Court located in the District of the State of Minnesota in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in an court other than a Federal court sitting in the District of the State of Minnesota. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement in any Federal Court located in the District of the State of Minnesota.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation seek to invalidate the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6(b).

(c)    In any dispute, whether resolved by litigation or other dispute resolution mechanism, arising from or related to this Agreement or the transactions contemplated herein, the substantially prevailing party shall be entitled to recover from the other party (as part of the arbitral award or order) its reasonable attorneys’ fees and other costs of the resolution of such dispute.

Section 8.7      Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

Section 8.8      Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.9      Performance by Sub.   Buyer hereby agrees to cause Sub to comply with its obligations hereunder and to cause Sub to consummate the Merger as contemplated herein and whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking of Buyer to cause Sub to take such action.

Section 8.10    Defined Terms.   Each of the following terms is defined in the Section identified below:

1993 Plan	Section 3.2(a)
2003 Plan	Section 3.2(a)
501(k)’s	Section 3.8(b)
Acquisition Proposal	Section 5.3(a)
Affiliated Person	Section 3.23
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(d)
Alternative Transaction	Section 5.3(b)(i)
Applicable Laws	Section 8.2(d)
Buyer	Preamble
Buyer Benefit Plan	Section 5.11(a)
Certificate of Merger	Section 1.2
Certificates	Section 1.6(b)
Closing	Section 1.13
Closing Date	Section 1.13
Code	Section 3.9
Company	Preamble
Company Adverse Recommendation Change	Section 5.3(d)
Company Balance Sheet Date	Section 3.7
Company Board	Section 3.3(b)
Company Business Personnel	Section 3.15
Company Capital Stock	Recitals
Company Charter	Section 3.1
Company Common Stock	Recitals
Company Employees	Section 5.11(a)
Company Fairness Opinion	Section 3.29
Company Financial Advisor	Section 3.29
Company Letter	Preamble to Article III
Company Multiemployer Plan	Section 3.12(c)
Company Patents	Section 3.16(b)
Company Permits	Section 3.8(a)
Company Plan	Section 3.12(c)
Company Preferred Stock	Recitals
Company Registered IP	Section 3.16(b)
Company Registered Marks	Section 3.16(b)
Company Rights	Section 3.2(b)
Company Rights Agreement	Section 3.2(b)
Company SEC Reports	Section 3.5
Company Stock Option Plans	Section 3.2(a)
Company Stock Options	Section 3.2(b)
Company Stockholder Approval	Section 3.17
Compensation Agreements	Section 3.11(a)
Confidentiality Agreement	Section 5.1
Constituent Corporations	Preamble
Copyrights	Section 3.16(a)

DGCL	Section 1.1
Director Plan	Section 3.2(a)
Dissenting Shares	Section 1.12(a)
Dissenting Stockholder	Section 1.12(a)
Effective Time	Section 1.2
Environmental Law	Section 3.20(a)(ii)
Environmental Permit	Section 3.20(a)(iii)
ERISA	Section 3.12(a)
ERISA Affiliate	Section 3.12(c)
Exchange Act	Section 3.5
Exchange Fund	Section 1.6(a)
Financial Statements	Section 3.5(a)
Governmental Entity	Section 2.3
Hazardous Substances	Section 3.20(a)(i)
Holders	Section 1.6(a)
HSR Act	Section 2.3
Indemnified Liabilities	Section 5.12(a)
Indemnified Persons	Section 5.12(a)
Insurance Policies	Section 3.22
Intellectual Property	Section 3.16(a)
IRS	Section 3.9
Liens	Section 3.25
Marks	Section 3.16(a)
Material Adverse Change	Section 3.7(b)
Material Adverse Effect	Section 3.7(b)
Material Contracts	Section 3.11(b)
Merger	Recitals
Notice of Superior Proposal	Section 5.3(d)
Option Share Amount	Section 5.5(b)
Original Agreement	Preamble
Patents	Section 3.16(a)
Paying Agent	Section 1.6(a)
Per Share Price	Section 1.5(c)
Permitted Liens	Section 3.25(c)
Person	Section 8.2(c)
PMA’s	Section 3.8(b)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.24
Real Estate	Section 3.25(b)
Sarbanes-Oxley Act	Section 3.5(c)
Securities Act	Section 3.2(b)
SSA	Section 3.8(a)
State Takeover Approvals	Section 2.3

Sub	Preamble
Subsidiary	Section 8.2(b)
Superior Proposal	Section 5.3(b)(ii)
Surviving Corporation	Section 1.1
Tax Return	Section 3.9
Taxes	Section 3.9
Termination Fee	Section 7.5
Trade Secrets	Section 3.16(a)
Worker Safety Laws	Section 3.13

IN WITNESS WHEREOF, Buyer, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

ST. JUDE MEDICAL, INC.
a Minnesota Corporation
By:	/s/ KEVIN T. O’MALLEY
	Name:	Kevin T. O’Malley
	Title:	Vice President
DRAGONFLY MERGER CORP.
a Delaware Corporation
By:	/s/ KEVIN T. O’MALLEY
	Name:	Kevin T. O’Malley
	Title:	Vice President
ENDOCARDIAL SOLUTIONS, INC.
a Delaware Corporation
By:	/s/ JAMES W. BULLOCK
	Name:	James W. Bullock
	Title:	President/CEO

APPENDIX B

September 23, 2004

Personal and Confidential

Endocardial Solutions, Inc.
1350 Energy Lane, Suite 110
St. Paul, MN 55108

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Endocardial Solutions, Inc. (the “Company”) of the Per Share Price (as defined below) to be exchanged pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, St. Jude Medical, Inc. (“Acquiror”) and Dragonfly Merger Corp.(“Merger Sub”), a newly formed wholly-owned subsidiary of Acquiror. The Agreement provides for the merger (the “Merger”) of the Merger Sub with and into the Company pursuant to which, among other things, each share of common stock of the Company will be converted into the right to receive $11.75 in cash (the “Per Share Price”). The terms and conditions of the Merger are more fully set forth in the Agreement.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company which is contingent upon the consummation of the Merger. We will also receive a fee from the Company for providing this opinion. This opinion fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services. We have in the past performed other investment banking services for the Company for which we received customary fees. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Acquiror for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We also provide research coverage relating to common stock of the Acquiror and the Company.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain financial and other data with respect to the Company publicly available or made available to us from internal records of the Company; (iii) reviewed and analyzed certain internal financial projections for the Company on a stand-alone basis prepared for financial planning purposes and furnished to us by the management of the Company; (iv) conducted discussions with members of the senior management of the Company, members of the Company’s Board of Directors, and Acquiror with respect to the business and prospects of the Company on a stand-alone basis and on a combined basis with Acquiror following the Merger; (v) reviewed the reported prices and trading activity of Company common stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies deemed by us to be comparable to the Company; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and (viii) performed a discounted cash flows analysis for the Company on a stand-alone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed the accuracy and completeness of the financial, accounting and other information discussed with or reviewed by us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company’s management that

B-1

the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger, and with respect to financial forecasts relating to the Company reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company’s management. We express no opinion as to any financial forecasts or forward looking financial information of the Company or the assumptions on which they were based.

We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or alter the terms of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished with any such appraisals or valuations. The analyses performed by Piper Jaffray in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company have traded or such stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

This opinion addresses solely the fairness, from a financial point of view, to holders of common stock of the Company of the proposed Per Share Price set forth in the Agreement and does not address any other terms or agreement relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or Acquiror’s ability to fund the Per Share Price. We express no opinion as to whether any alternative transaction might produce consideration for the Company’s stockholders in excess of the amount contemplated in the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Per Share Price is fair, from a financial point of view, to the holders of common stock of the Company as of the date hereof.

Sincerely,

/s/ PIPER JAFFRAY & CO.

B-2

APPENDIX C

DELAWARE GENERAL CORPORATION LAW

SECTION 262   APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers. Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting Corporation be a corporation of this State or of any state.

(j)     The costs of the proceeding maybe determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•     Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 12, 2005.

•     Please have your proxy card and the last four digits of your Social Security Number available or tax identification number.  Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ecsi/ — QUICK *** EASY *** IMMEDIATE

•     Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 12, 2005.

•     Please have your proxy card and the last four digits of your Social Security Number or tax identification number available.  Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Endocardial, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
Please detach here

1.

To adopt the Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2004, among St. Jude Medical, Inc., Dragonfly Merger Corp. and Endocardial Solutions, Inc., and to approve the merger of Endocardial with Dragonfly Merger Corp., a wholly owned subsidiary of St. Jude Medical, Inc.

		☐	FOR	☐	AGAINST	☐	ABSTAIN
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH ITEM.
Address Change? Mark Box Indicate changes below:	☐
Dated:

Signature(s) in Box (If there are co-owners both must sign)

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ENDOCARDIAL SOLUTIONS, INC.
SPECIAL MEETING OF STOCKHOLDERS
Thursday, January 13, 2005
10:00 a.m. CST
Offices of Dorsey & Whitney LLP 50 South Sixth Street Suite 1500 Minneapolis, MN 55402

r

Endocardial Solutions, Inc.	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints James W. Bullock and J. Robert Paulson, Jr. as proxies (with the power of substitution), to vote, as designated below, all shares of Common Stock of Endocardial Solutions, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders of Endocardial Solutions, Inc. to be held on Thursday, January 13, 2005, at 10:00 a.m. local time, at the offices of Dorsey & Whitney LLP, located at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, and any adjournment thereof, and hereby revoke all former proxies.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE, WHICH
REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

See reverse for voting instructions.